                                                                    EXHIBIT 99.1

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GOODRICH CORPORATION INCLUDED ELSEWHERE IN THIS DOCUMENT.

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS" FOR A DISCUSSION OF THE UNCERTAINTIES, RISKS AND ASSUMPTIONS ASSOCIATED WITH THESE STATEMENTS.

AS DISCUSSED BELOW, THE COMPANY'S ENGINEERED INDUSTRIAL PRODUCTS AND PERFORMANCE MATERIALS SEGMENTS HAVE BEEN ACCOUNTED FOR AS DISCONTINUED OPERATIONS. UNLESS OTHERWISE NOTED HEREIN, DISCLOSURES PERTAIN ONLY TO THE COMPANY'S CONTINUING OPERATIONS.

OVERVIEW

Goodrich Corporation (the "Company" or "Goodrich") is a leading worldwide supplier of aerospace components, systems and services serving the commercial, military, regional, business and general aviation markets. The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world.

Due to the sale of the Performance Materials segment in 2001, as well as the intended spin-off of the Engineered Industrial Products segment in 2002, the Company has redefined its segments. Its operations are now classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems.

Aerostructures and Aviation Technical Services: Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The aviation technical services division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operators, aircraft leasing companies and airfreight carriers.

Landing Systems: Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and stopping. Several divisions within the segment are linked by their ability to contribute to the integration design, manufacture and service of entire aircraft undercarriage systems, including sensors, landing gear, certain brake controls and wheels and brakes.

Engine and Safety Systems: Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils for both aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

Electronic Systems: Electronic Systems produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. Included are a variety of sensors systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment's products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

RECENT DEVELOPMENTS - SUBSEQUENT EVENTS

2001 RESULTS

The following table summarizes the Company's results of operations for 2001 and 2000. The Company's 2001 audited consolidated financial statements, footnotes and management discussion and analysis will be filed as part of the Company's Annual Report on Form 10-K during the latter part of February 2002.

                                                               YEAR-ENDED DECEMBER 31,
(IN MILLIONS)                                                           2001(A)                              2000(B)
                                                        2001            ADJUSTED            2000            ADJUSTED
                                                     ----------        ----------        ----------        ----------
Sales                                                $  4,184.5        $  4,184.5        $  3,700.5        $  3,700.5
                                                     ----------        ----------        ----------        ----------
Segment Operating Income                             $    444.8        $    644.1        $    562.5        $    593.6
                                                     ----------        ----------        ----------        ----------

Income from Continuing Operations                    $    176.9        $    306.3        $    235.2        $    265.5
Income from Discontinued Operations                       112.3                --              90.7                --
                                                     ----------        ----------        ----------        ----------
Net Income                                           $    289.2        $    306.3        $    325.9        $    265.5
                                                     ==========        ==========        ==========        ==========

Diluted EPS                                          $     2.76        $     2.87        $     3.04        $     2.43
                                                     ==========        ==========        ==========        ==========

Net Cash Provided by Operating Activities                              $    382.6                          $    168.2
                                                                       ==========                          ==========
Free Cash Flow (C)                                                     $    222.5                          $    229.5
                                                                       ==========                          ==========

(A) Results exclude the effect of a $107.3 million charge ($71.3 million after-tax), or $0.67 a diluted share for merger-related and consolidation costs, a $94.5 million charge ($62.8 million after-tax), or $0.59 a diluted share recorded in cost of sales for inventory adjustments and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share from the sale of a portion of the Company's interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($112.3 million, or $1.11 a diluted share)
(B) Results exclude the effect of a $44.2 million charge ($28.6 million after-tax), or $0.26 a diluted share for merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.01 a diluted share related to an impairment loss on businesses held for disposal. Results also exclude the after-tax effect of income from discontinued operations ($90.7 million, or $0.88 a diluted share).
(C) Free cash flow is defined as operating cash flow adjusted for cash payments related to special items less capital expenditures. The Company believes free cash flow provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. Free cash flow should not be construed as an alternative to operating income(loss) as determined in accordance with generally accepted accounting principles in the United States ("GAAP"), as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because free cash flow is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

Special items, as used throughout this document, include merger-related and consolidation costs, gains or losses on the sale of businesses, results of discontinued operations, asset impairment charges and other restructuring costs.

Sales

Sales increased $484.0 million, or 13.1 percent, from $3,700.5 million in 2000 to $4,184.5 million in 2001. The increase was primarily attributable to increased volumes in almost all of the Company's businesses as well as from acquisitions (approximately $190 million). These increases were partially offset by lower sales in the Company's landing gear overhaul and aircraft maintenance businesses.

The increase in sales at the Company's core businesses was due primarily to higher sales to the commercial transport OE; regional, business and general aviation OE and aftermarket; and industrial gas turbine markets in 2001. The decrease in sales at the Company's legacy landing gear and aircraft maintenance businesses was due mostly to reduced work as airlines sought to defer or reduce discretionary expenditures and as the Company decided not to accept certain work due to pricing and profitability concerns.

Segment Operating Income

See discussion within the BUSINESS SEGMENT PERFORMANCE section below.

Income from continuing operations, excluding special items

Income from continuing operations, excluding special items, increased $40.8 million, from $265.5 million in 2000 to $306.3 million in 2001. The increase was due primarily to the increased sales noted above and an increase in interest income attributable to the PIK note ($17.6 million - see Note R to the Consolidated Financial Statements), partially offset by increased sales incentives and additional income tax expense due to higher pre-tax earnings and a higher effective tax rate in 2001 (33.5 percent in 2001 versus 33.1 percent in 2000).

These results exclude the effect of a $107.3 million charge for merger-related and consolidation costs, a $94.5 million charge related primarily to reducing the Company's investment in the B717 program and in its Super 27 re-engining program, and a $7.2 million gain from the sale of a portion of the Company's interest in a business. See additional discussion below under Restructuring and Consolidation Activities.

Income from discontinued operations

The increase between periods was mostly due to the gain on sale of the Performance Materials segment recognized in 2001 of $93.5 million, partially offset by reduced earnings at both the Performance Materials (approximately $42 million) and EIP (approximately $30 million) segments. The decrease in earnings, period over period, attributable to Performance Materials was primarily due to the sale of the business in February 2001 (two months of earnings in 2001 versus twelve months in 2000). The decrease in earnings attributable to EIP was mostly due to the factors noted below.

EIP sales decreased $21.4 million, or 3.2 percent, from $663.3 million in 2000 to $641.9 million in 2001. Excluding the September 2001 acquisition of Glacier Bearings, sales declined by approximately 7 percent with only Fairbanks Morse Engine showing an increase in sales. The increase in sales at Fairbanks Morse related primarily to higher shipments to the commercial power generation market that generally carry lower margins than sales to its other markets. Weakness in the chemical, petroleum, pulp and paper, heavy-duty vehicle and general industrial markets was the primary factor behind the decrease in sales at the segment's other businesses. Average capacity utilization in U.S. factories fell to 20 year lows in 2001 while domestic industrial production has fallen each month since mid-2000. These factors have contributed to a cutback in capital spending and delays in scheduled maintenance programs throughout the process industries. In addition to the lower volumes noted above, profitability was also negatively impacted by the segment's inability in the short-term to reduce fixed costs at the same rate as sales declined, increased foreign competition due to the strong U.S. dollar which drove average pricing levels down in certain product lines, and an unfavorable mix of products sold. Restructuring charges (before tax) amounted to $ 4.7 million and $1.4 million in 2001 and 2000, respectively.

Net Cash Provided by Operating Activities

Operating cash flow increased by $214.4 million from $168.2 million in 2000 to $382.6 million in 2001. The increase was primarily attributable to lower tax payments (which included a $113.7 million payment to the Internal Revenue Service ("IRS") in 2000), increased cash earnings from continuing operations and lower merger-related and consolidation cost payments, partially offset by a deterioration in working capital during 2001.

Free cash flow

Free cash flow decreased by $7.0 million, from $229.5 million in 2000 to $222.5 million in 2001. The decrease was primarily due to increased capital expenditures and an increase in working capital higher, mostly offset by increased earnings and lower tax payments in 2001.

OUTLOOK

The Company expects 2002 to be a challenging year for the commercial aerospace industry. Boeing and Airbus have both announced that new commercial aircraft delivery estimates for 2002 will be lower than 2001, and most airlines have announced reductions in their aircraft fleet sizes, as compared to 2001. To develop its outlook, the Company assumed new aircraft production rates based upon the announced plans of Boeing, Airbus and the regional jet manufacturers. The Company also has assumed that airline capacity reductions will result in more than a 10 percent decline in 2002 aftermarket sales versus 2001.

Using these assumptions, the Company expects that its diluted earnings per share from continuing operations in 2002, excluding special items, will be in the range of $2.45 to $2.55. This range compares to the $2.87 per diluted share, excluding special items, the Company achieved in 2001. The 2002 estimate includes the net benefit from eliminating goodwill amortization under FAS 142, expected higher levels of pension expense and savings from the restructuring initiatives discussed below. Revenue is expected to be approximately 5 to 10 percent lower than the $4.2 billion of revenue recorded in 2001. The Company also anticipates generating between $275 and $300 million of free cash flow. The Company expects earnings per diluted share from continuing operations, excluding special items, for the first quarter of 2002 to be between $0.50 and $0.55 per diluted share. The Company expects the first quarter of 2002 to be the weakest quarter of the year and believes that each subsequent quarter in 2002 will show sequential improvement. The Company believes that the domestic economy and airline travel will recover during 2002.

RESTRUCTURING AND CONSOLIDATION ACTIVITIES

During the fourth quarter of 2001, the company incurred various consolidation and restructuring related charges of $191 million ($127 million after-tax), including $187 million from continuing operations and $4 million from discontinued operations. For the full year 2001, such charges approximated $200 million ($132 million after-tax), including $195 million from continuing operations and $5 million from discontinued operations. These charges were largely related to the anticipated decline in sales to the commercial air transport market resulting from the terrorist attacks of September 11th. As previously announced, these charges were primarily related to aerospace facility consolidations, a significant workforce reduction (approximately 2,400 positions), asset impairment charges and costs associated with reducing the company's investment in the Boeing 717 program and in the Super 27 re-engining program. The non-cash component of these charges is expected to be about 70% of the pre-tax amount. These activities are expected to be largely completed by the end of 2002. After completion, it is expected that the company's aerospace businesses will realize annual pre-tax savings in excess of $125 million as a result of these actions.

The Company expects to incur additional restructuring and consolidation charges during 2002 of approximately $20 million to $25 million based on items of which it is currently aware of.

SPIN-OFF OF ENGINEERED INDUSTRIAL PRODUCTS SEGMENT

In September 2001, the Company announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products ("EIP") segment to shareholders. The spin-off will be effected through a tax-free distribution to the Company's shareholders of all of the capital stock of EnPro Industries, Inc. ("EnPro"), a newly formed wholly-owned subsidiary of the Company.

The EIP segment is currently owned by Coltec Industries Inc ("Coltec"), a wholly-owned subsidiary of Goodrich. Prior to the Distribution, Coltec's aerospace business will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend all of the assets, liabilities and operations of Coltec's aerospace business, including the assumed intercompany balances. Following the spin-off, Coltec will be a wholly-owned subsidiary of EnPro and Coltec's aerospace businesses will be owned by Goodrich.

It is anticipated that the $150 million of outstanding Coltec Capital Trust convertible trust preferred securities will remain outstanding as a part of the EnPro capital structure. Certain payments with respect to these securities are guaranteed by Coltec and the Company, and are expected to be guaranteed by EnPro. Following the spin-off, these securities will be convertible into a combination of Goodrich and EnPro common stock. Separately, the Company expects that it will offer to exchange the $300 million of Coltec's 7.5% Senior Notes due 2008 for similar Company debt securities prior to the spin-off. Assuming this exchange offer is fully subscribed, EnPro will have total debt and convertible trust preferred securities of approximately $165 million at the time of the spin-off. The Company also contemplates that a new EnPro senior secured revolving credit facility will be in place after the spin-off.

Although the spin-off is subject to certain conditions, no consents are required from the Company's security holders or the holders of Coltec's outstanding debt or convertible trust preferred securities to complete the spin-off. The Company expects to complete the spin-off in the second quarter of 2002.

The spin-off of the EIP segment represents the disposal of a segment under APB Opinion No. 30 ("APB 30"). Accordingly, EIP is being accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows of EIP have been segregated in the Company's Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows.

DIVESTITURE OF PERFORMANCE MATERIALS SEGMENT

On February 28, 2001, the Company completed the sale of its Performance Materials ("PM") segment to an investor group led by AEA Investors, Inc. (the "Buyer") for approximately $1.4 billion. Total net proceeds, after anticipated tax payments and transaction costs, included approximately $1 billion in cash and $172 million in debt securities issued by the buyer (see additional discussion regarding the debt securities received in Note R of the accompanying consolidated financial statements). The transaction resulted in an after-tax gain of $93.5 million and is subject to certain post closing adjustments (e.g. working capital adjustments).

The Company has calculated a $25 million working capital adjustment in its favor, which has been considered in the after-tax gain noted above. The Buyer is disputing the Company's working capital adjustment and has asserted that the Company owes the Buyer approximately $10 million under the purchase and sale agreement. Should the parties not be able to settle their differences, the disputed matters will be forwarded to an independent third party for resolution. Such resolution will be final and binding on all parties. The Company expects to finalize the working capital adjustment during the first half of 2002.

Pursuant to the terms of the transaction, the Company has retained certain assets and liabilities (primarily pension, postretirement and environmental liabilities) of the Performance Materials segment. The Company has also agreed to indemnify the buyer for liabilities arising from certain events as defined in the agreement. Such indemnification is not expected to be material to the Company's financial condition, but could be material to the Company's results of operations in a given period.

The disposition of the Performance Materials segment also represented the disposal of a segment under APB 30. Accordingly, Performance Materials is being accounted for as a discontinued operation and the revenues, costs and expenses, assets and liabilities, and cash flows have been segregated in the Company's Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows.

SHARE REPURCHASE PROGRAM

On September 17, 2001, the Company announced a program to repurchase up to $300 million of its common stock and has purchased 2.5 million shares through December 31, 2001. The total cost of these shares was approximately $50 million with an average price of $20.29 per share.

DIVIDEND

The Company's current dividend level is expected to be reviewed in early 2002 by the Company's Board of Directors in connection with the Engineered Industrial Products spin-off with the intent of adjusting it to a level consistent with that of a post-spin peer group.

SIGNIFICANT EVENTS - 2000

         - Net income increased $156.3 million from $169.6 million in 1999 to $325.9 million in 2000. Income from continuing operations, excluding special items, increased to $265.5 million, or $2.43 a diluted share in 2000 as compared to $253.9 million, or $2.23 a diluted share in 1999.

         - The Company recorded $44.2 million ($28.7 million after-tax) and $228.3 million ($170.4 million after-tax) of merger-related and consolidation costs in 2000 and 1999, respectively.

         - The Company announced its intention in 2000 to divest its Performance Materials segment and announced in 2001 its intention to spin-off its EIP segment to shareholders. Accordingly, the results of operations, net assets and cash flows of Performance Materials and EIP have been reflected as discontinued operations for all periods presented. Unless otherwise noted herein within MD&A, disclosures pertain to the Company's continuing operations.

         - The Company repurchased approximately 9.3 million shares of its common stock (approximately $300 million) during 2000 in accordance with the share repurchase program approved by its Board of Directors.

         - The Company reduced its effective tax rate from continuing operations to approximately 33 percent during 2000.

MERGER-RELATED AND CONSOLIDATION COSTS

(See Note C to the Consolidated Financial Statements for additional discussion.)

During 2000, the Company recorded net merger-related and consolidation costs of $44.2 million consisting of $18.8 million in personnel-related costs (offset by a credit of $2.1 million representing a revision of prior estimates) and $27.5 million in consolidation costs. The $18.8 million in personnel-related costs includes $9.5 million in settlement charges related to lump sum payments made under a nonqualified pension plan that were triggered by the Coltec merger. Personnel-related costs also include $3.3 million in employee relocation costs associated with the Coltec merger and $6.0 million for work force reductions. Consolidation costs include a $14.2 million non-cash charge related to the write-off of certain assets; accelerated depreciation related to assets whose useful lives had been reduced as a result of consolidation activities and $13.3 million for realignment activities. The Company reduced its merger-related and consolidation reserves by a net amount of $29.9 million which includes reserve reductions of $57.5 million related to cash payments and $13.8 million related to the write-off of assets and accelerated depreciation offset by a $41.4 million increase in reserves for restructuring associated with the sale of Performance Materials ($3.7 million in personnel-related costs and $37.7 million of consolidation costs).

During 1999, the Company recorded merger-related and consolidation costs of $228.3 million, of which $9.3 million represents non-cash asset impairment charges. These costs related primarily to personnel related costs, transaction costs and consolidation costs. The merger-related and consolidation reserves were reduced by $184.4 million during the year, of which $175.8 million represented cash payments. Personnel related costs include severance, change in control and relocation costs. Personnel related costs associated with the Coltec merger were $120.8 million, consisting of $61.8 million incurred under change in control provisions in employment agreements, $53.4 million in employee severance costs and $5.6 million of relocation costs. Personnel related costs also include employee severance costs of $7.0 million (approximately 400 positions). Transaction costs were associated with the Coltec merger and included investment banking fees, accounting fees, legal fees, litigation settlement costs, registration and listing fees and other transaction costs. Consolidation costs include facility consolidation costs and asset impairment charges. Consolidation costs associated with the Coltec merger were $15.6 million, consisting primarily of a $6.6 million non-cash impairment charge for the former Goodrich and Aerospace headquarters buildings in Ohio and $3.7 million related to realignment activities at Landing Gear facilities. Consolidation costs also include $5.7 million related to realignment activities.

During 1998, the Company recorded merger-related and consolidation costs of $10.5 million, related to costs associated with the closure of three facilities and an asset impairment charge. The charge included $4.0 million for employee termination benefits, $1.8 million related to writing down the carrying value of the three facilities to their fair value less cost to sell and $4.7 million for an asset impairment related to an assembly-service facility in Hamburg, Germany.

RESULTS OF OPERATIONS

TOTAL COMPANY

(IN MILLIONS)

                                                                      2000              1999              1998
                                                                    ---------         ---------         ---------
SALES:
   Aerostructures and Aviation Technical
      Services .............................................        $ 1,455.5         $ 1,476.9         $ 1,454.9
   Landing Systems .........................................          1,057.7           1,060.6           1,004.3
   Engine and Safety Systems ...............................            644.4             594.4             555.8
   Electronic Systems ......................................            542.9             514.3             495.3
                                                                    ---------         ---------         ---------
      Total Sales ..........................................        $ 3,700.5         $ 3,646.2         $ 3,510.3
                                                                    =========         =========         =========

OPERATING and NET INCOME:
   Aerostructures and Aviation Technical
      Services .............................................        $   209.0         $   216.8         $   201.0
   Landing Systems .........................................            149.0             147.1             111.9
   Engine and Safety Systems ...............................            117.5             102.2              97.9
   Electronic Systems ......................................            118.1              95.6              94.7
                                                                    ---------         ---------         ---------
      Total Segment Operating Income .......................            593.6             561.7             505.5
   Merger-Related and Consolidation Costs ..................            (44.2)           (228.3)            (10.5)
   Corporate General and Administrative Costs ..............            (59.7)            (59.3)            (54.4)
                                                                    ---------         ---------         ---------
      Total Operating Income ...............................            489.7             274.1             440.6
   Net interest expense ....................................           (102.1)            (84.3)            (78.1)
   Other income (expense) - net ............................            (20.6)             (4.8)            (17.8)
   Income tax expense ......................................           (121.3)            (88.6)           (120.9)
   Distribution on Trust preferred securities ..............            (10.5)            (10.5)            (10.5)
                                                                    ---------         ---------         ---------
   Income from continuing operations .......................            235.2              85.9             213.3
   Income from discontinued operations - net of taxes ......             90.7              83.7             144.7
   Extraordinary item - net of taxes .......................              -.-               -.-              (4.3)
                                                                    ---------         ---------         ---------
      Net income ...........................................        $   325.9         $   169.6         $   353.7
                                                                    =========         =========         =========

Fluctuations in sales and segment operating income are discussed within the Business Segment Performance section below.

Merger-related and consolidation costs: The Company has recorded merger-related and consolidation costs in each of the last three years. These costs are discussed in detail above and in Note C of the Notes to Consolidated Financial Statements.

Corporate general and administrative costs: Corporate general and administrative costs, as a percent of sales, have remained relatively constant between years. Such costs, as a percent of sales, were 1.6 percent, 1.6 percent and 1.5 percent in 2000, 1999 and 1998, respectively.

Net interest expense: Net interest expense increased by $17.8 million from $84.3 million in 1999 to $102.1 million in 2000. The increase is primarily attributable to increased borrowings in 2000 as a result of share repurchases, primarily in the fourth quarter, and acquisitions. The $6.2 million increase in net interest expense between 1998 and 1999 was primarily due to an increase in average outstanding borrowings in 1999 as a result of the Coltec merger and a reduction in the amount of capitalized interest between periods as a result of lower capital spending in 1999.

Interest expense in 2001 is significantly lower than in 2000 due to the sale of Performance Materials during the first quarter of 2001. The Company was able to significantly reduce its indebtedness with the proceeds from the sale and will record interest income going forward on the payment-in-kind ("PIK") debt securities issued by the buyer. See additional discussion of the PIK securities in Note T of the Consolidated Financial Statements.

Other income(expense) - net: The table below allows other income(expense) - net to be evaluated on a comparable basis.

(IN MILLIONS)

                                                                                              2000           1999           1998
                                                                                             ------         ------         ------
As reported .........................................................................        $(20.6)        $ (4.8)        $(17.8)
Gains/(losses) on sale of businesses and demutalization of insurance companies ......          (0.5)          15.2           (0.9)
                                                                                             ------         ------         ------
Adjusted Other income (expense) - net ...............................................        $(20.1)        $(20.0)        $(16.9)
                                                                                             ======         ======         ======

Included within other income(expense) - net are gains and losses from the sale of businesses, as well as gains in 1999 from the demutualization of certain insurance carriers. Excluding these items, other income(expense) - net was expense of $20.1 million, $20.0 million and $16.9 million in 2000, 1999 and 1998, respectively. The increase in costs between 1999 and 2000 was primarily attributable to lower income from subsidiaries accounted for under the equity method of accounting and increased retiree health care benefit costs associated with previously disposed of businesses, mostly offset by lower earnings attributable to minority interests. The increase in cost between 1998 and 1999 was primarily attributable to equity income related to an Asia Pacific aerospace joint venture recorded during 1998 but not in 1999. The remaining interest in the joint venture was acquired by the Company in 1999 resulting in its consolidation into the Company's financial statements as opposed to the equity method.

Income tax expense: The Company's effective tax rate from continuing operations was 33.1 percent, 47.9 percent and 35.1 percent in 2000, 1999 and 1998, respectively. The decreased rate in 2000 was primarily attributable to significant non-deductible merger-related costs incurred in 1999 that significantly increased the effective tax rate in that year, lower state and local taxes and increased benefits from R&D and foreign sales credits. The increase in rates from 1998 to 1999 was primarily attributable to the significant non-deductible merger-related costs noted above.

Income from continuing operations: Income from continuing operations included various charges or gains (referred to as special items) which affected reported earnings. Excluding the effects of special items, income from continuing operations in 2000 was $265.5 million, or $2.43 per diluted share, compared with $253.9 million, or $2.23 per diluted share in 1999, and $219.8 million, or $1.93 per diluted share in 1998. The following table presents the impact of special items on earnings per diluted share. Additional information regarding merger-related and consolidation costs can be found above and in Note C of the accompanying Consolidated Financial Statements.

EARNINGS PER DILUTED SHARE                                           2000          1999           1998
--------------------------                                          ------        ------         ------
Income from continuing operations ..........................        $ 2.16        $ 0.76         $ 1.87
    Net (gain) loss on sold businesses .....................          0.01         (0.02)            --
    Merger-related and consolidation costs .................          0.26          1.49           0.06
                                                                    ------        ------         ------
       Income from continuing operations,
         excluding special items ...........................        $ 2.43        $ 2.23         $ 1.93
                                                                    ======        ======         ======

Income from continuing operations for the year ended December 31, 2000 included $28.7 million ($0.26 per share) of merger-related and consolidation costs and a $1.6 million ($0.01 per share) impairment loss on a business held for sale.

Income from continuing operations for the year ended December 31, 1999 includes
(i) $162.2 million ($1.42 per share) for costs associated with the Coltec merger; (ii) a net gain on the sale of businesses of $2.4 million ($.02 per share); and (iii) a charge of $8.2 million ($.07 per share) related to segment restructuring activities.

Income from continuing operations for the year ended December 31, 1998 includes $6.5 million ($0.06 per share) for costs associated with the closure of three facilities and the impairment of a fourth facility.

(IN MILLIONS)

INCOME FROM DISCONTINUED OPERATIONS                                  2000            1999           1998
-----------------------------------                                 ------         -------         -------
Performance Materials ......................................        $ 39.6         $  30.9         $  48.3
Special Items - PM .........................................          (0.1)           24.9             1.6
                                                                    ------         -------         -------
                                                                      39.5            55.8            49.9
                                                                    ------         -------         -------

EIP ........................................................          51.1            52.8            96.4
Special Items - EIP ........................................           0.9            (0.8)          (38.5)
                                                                    ------         -------         -------
                                                                      52.0            52.0            57.9
                                                                    ------         -------         -------

    Total income from discontinued operations ..............        $ 90.7         $  83.7         $ 144.7
                                                                    ======         =======         =======

    Total income from discontinued
       operations - excluding special items ................        $ 91.5         $ 107.8         $ 107.8
                                                                    ======         =======         =======

Income from discontinued operations: Income from discontinued operations increased $7.0 million from $83.7 million in 1999 to $90.7 million in 2000. Income from discontinued operations, excluding special items, decreased $16.3 million, from $107.8 million in 1999 to $91.5 million in 2000. The decrease was primarily due to lower net income from the Company's former chemicals business due primarily to significantly higher raw material and energy costs (primarily toluene, PVC and natural gas), lower sales due to reduced volumes and prices and increased interest expense. These decreases were only partially offset by volume strength in certain other product lines (primarily Carbopol, thermoplastic polyurethane and rubber chemicals), reductions in manufacturing/overhead costs and a favorable sales mix.

Income from discontinued operations decreased $61.0 million from $144.7 million in 1998 to $83.7 million in 1999. Income from discontinued operations, excluding special items, was $107.8 million in both 1999 and 1998. Special items in 1998 related primarily to a gain on the sale of a business within the EIP businesses and in 1999 related primarily to severance costs related to consolidation activities at Performance Materials.

Special items related to discontinued operations of Performance Materials, net of tax, included $0.1 million of income in 2000 related to a net adjustment of amounts previously recorded for consolidation activities; $24.9 million of costs related to restructuring activities in 1999; and a $1.6 million charge in 1998 related to a previously disposed of business.

Special items related to discontinued operations of EIP, net of tax, included $0.9 million of costs in 2000 related to restructuring and consolidation activities; $0.8 million in 1999 related to a gain on the sale of a business ($3.2 million) net of additional restructuring and consolidation activities ($2.4 million); and $38.5 million in 1998 related to the gain on sale of a business, net of debt extinguishment costs.

ACQUISITIONS

POOLING-OF-INTERESTS

On July 12, 1999, the Company completed a merger with Coltec Industries Inc ("Coltec") by exchanging 35.5 million shares of Goodrich common stock for all of the common stock of Coltec. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Coltec as though Coltec had always been a part of Goodrich.

PURCHASES

The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the Company's results since their respective dates of acquisition. Acquisitions made by the Performance Materials and Engineered Industrial Products Segments are not discussed below.

During 2000, the Company acquired a manufacturer of earth and sun sensors for satellite attitude determination and control ejection seat technology; a manufacturer of fuel nozzles; a developer of avionics and displays; the assets of a developer of precision electro-optical instrumentation serving both the space and military markets; an equity interest in a joint venture focused on developing and operating a comprehensive open electronic marketplace for aerospace aftermarket products and services; a manufacturer of precision and large optical systems, laser warning systems and visual surveillance systems for day and night use; and a supplier of pyrotechnic devices for space, missile, and aircraft systems. Total consideration paid by the Company for these acquisitions aggregated $242.6 million, of which $105.4 million represented goodwill and intangible assets.

During 1999, the Company acquired a manufacturer of spacecraft attitude determination and control systems and sensor and imaging instruments; the remaining 50 percent interest in a joint venture, located in Singapore, that overhauls and repairs thrust reversers, nacelles and nacelle components; an ejection seat business; and a manufacturer and developer of micro-electromechanical systems, which integrate electrical and mechanical components to form "smart" sensing and control devices. Total consideration paid by the Company for these acquisitions aggregated $56.5 million, of which $55.0 million represented goodwill and intangible assets.

The purchase agreement for the manufacturer and developer of micro-electromechanical systems provides for additional consideration to be paid over six years based on a percentage of net sales. The additional consideration for the first five years, however, is guaranteed not to be less than $3.5 million. As the $3.5 million of additional consideration is not contingent on future events, it has been included in the purchase price and allocated to the net assets acquired. All additional contingent amounts payable under the purchase agreement will be recorded as additional purchase price/goodwill when earned.

During 1998, the Company acquired a manufacturer of energetic materials systems for total consideration of $47.7 million, of which $31.9 million represented goodwill and intangible assets.

The impact of these acquisitions was not material in relation to the Company's results of operations. Consequently, pro forma information is not presented.

DISPOSITIONS

During 2000, the Company sold a product line of one of its businesses, resulting in a pre-tax gain of $2.0 million, which has been reported in other income (expense), net.

During 1999, the Company sold all or a portion of its interest in two businesses, resulting in a pre-tax gain of $6.8 million, which has been reported in other income (expense), net.

BUSINESS SEGMENT PERFORMANCE

SEGMENT ANALYSIS

Due to the sale of the Company's Performance Materials segment, as well as the intended spin-off of the Company's EIP segment, the Company has redefined its segments in accordance with SFAS 131. The Company's operations are now classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems.

An expanded analysis of sales and operating income by business segment follows.

Segment operating income, as recorded, is total segment revenue reduced by operating expenses directly identifiable with that business segment. Segment operating income, as adjusted, is total segment revenue reduced by operating expenses directly identifiable with that business segment, except for merger-related and consolidation costs, which are presented separately (see further discussion in Note C to the accompanying Consolidated Financial Statements).

2000 COMPARED WITH 1999


                                                                                                                  % OF SALES
                                                                                                            -----------------------
                                                             2000              1999           % CHANGE        2000           1999
                                                          ----------        ----------        --------      --------       --------
                                                          (IN MILLIONS)
SALES
   Aerostructures and Aviation Technical
      Services ...................................        $  1,455.5        $  1,476.9          (1.4)
   Landing Systems ...............................           1,057.7           1,060.6          (0.3)
   Engine and Safety Systems .....................             644.4             594.4           8.4
   Electronic Systems ............................             542.9             514.3           5.6
                                                          ----------        ----------
      Total Sales ................................        $  3,700.5        $  3,646.2           1.5
                                                          ==========        ==========

SEGMENT OPERATING INCOME, as recorded
   Aerostructures and Aviation Technical
      Services ...................................        $    205.3        $    210.6          (2.5)          14.1          14.3
   Landing Systems ...............................             123.7             130.1          (4.9)          11.7          12.2
   Engine and Safety Systems .....................             115.8             102.2          13.3           18.0          17.2
   Electronic Systems ............................             117.7              86.6          35.9           21.7          16.8
                                                          ----------        ----------
      Total Operating Income .....................        $    562.5        $    529.5           6.2           15.2          14.5
                                                          ==========        ==========

SEGMENT OPERATING INCOME, as adjusted
   Aerostructures and Aviation Technical
      Services ...................................        $    209.0        $    216.8          (3.6)          14.4          14.7
   Landing Systems ...............................             149.0             147.1           1.3           14.1          13.9
   Engine and Safety Systems .....................             117.5             102.2          15.0           18.2          17.2
   Electronic Systems ............................             118.1              95.6          23.5           21.8          18.6
                                                          ----------        ----------
      Total Operating Income .....................        $    593.6        $    561.7           5.7           16.0          15.4
                                                          ==========        ==========

AEROSTRUCTURES AND AVIATION TECHNICAL SERVICES SEGMENT sales decreased $21.4 million, or 1.4 percent, from $1,476.9 million in 1999 to $1,455.5 million in 2000. The decrease was primarily attributable to the favorable settlement of a contract claim that resulted in approximately $60 million in sales during 1999 (see additional discussion of the PW4000 settlement within the 1999 vs. 1998 discussion), lower sales on the B757, PW4000, MD-11 and MD-80 programs (the MD-11 and MD-80 programs are no longer in production) and lower sales of aftermarket aviation services. These decreases were partially offset by increased sales on the B717-200, A340, V2500 and Super 27 programs, as well as additional aftermarket aerostructures services. Aviation services sales were lower primarily due to lower component volume. Aerostructures aftermarket services posted higher sales than a year ago due to increased volume from its Asian facility.

Operating income, as adjusted, decreased $7.8 million, or 3.6 percent, from $216.8 million in 1999 to $209.0 million in 2000. The decrease was primarily attributable to lower results at aviation services, partially offset by increased operating income from aerostructures. The increase in aerostructures operating income, despite the decrease in sales, is attributable to higher margins on certain contracts due to productivity improvements and cost controls and significantly lower costs on the site consolidation project that began last year. The decrease in operating income at aviation services was primarily attributable to lower volume, increased overhead costs, most of which related to retaining and training the current work force, inventory adjustments and the write-off of receivables due to the bankruptcy of National Airlines.

Landing Systems Segment sales decreased $2.9 million from $1,060.6 million in 1999 to $1,057.7 million in 2000. The decrease was primarily attributable to lower sales of landing gear and of landing gear services, partially offset by increased sales of wheels and brakes and the favorable settlement of claims for increased work scope on engineering changes related to existing landing gear products. Landing gear sales decreased as a result of reduced Boeing OE deliveries on the B777 and B757 aircraft and the discontinuation of new aircraft production on the MD11 and B737 classic aircraft. Sales for landing gear overhaul services decreased due to fewer customer removals as a result of airline operating cost constraints caused by higher fuel costs. Sales of wheels and brakes increased significantly year over year due to growth in the commercial aftermarket, regional, business, and military markets. Programs most responsible for these increased sales included the A319/320, B737 next generation, Embraer 145, and F16 aircraft.

Operating income, as adjusted, increased $1.9 million, or 1.3 percent, from $147.1 million in 1999 to $149.0 million in 2000. The increase resulted primarily from increased sales of wheels and brakes as noted above and the favorable settlement of claims for increased work scope on engineering changes related to existing landing gear products. These increases in operating income were mostly offset by the impact of lower landing gear sales, increased sales incentives and inefficiencies associated with the shutdown and transfer of production out of the Euless, Texas landing gear facility.

Engine and Safety Systems Segment sales increased $50.0 million, or 8.4 percent, from $594.4 million in 1999 to $644.4 million in 2000. The increase was primarily attributable to continued strong demand for aerospace OE and industrial gas turbine products. Engine related products that experienced an increase in volume included coated blades and vanes, fuel injection nozzles, discs and airfoils. The increase in sales was also a result of increased demand for aircraft evacuation products.

Operating income, as adjusted, for 2000 increased $15.3 million, or 15 percent, from $102.2 million in 1999 to $117.5 million in 2000. Operating income results followed the increases in sales described above. In addition to overall stronger volume, Engine Systems recorded a small gain on the sale of land and Safety Systems recovered previously expensed non-recurring engineering costs offsetting some of the higher R&D expenses related to continuing development of its automotive passenger restraint systems.

Electronic Systems Segment sales increased $28.6 million, or 5.6 percent, from $514.3 million in 1999 to $542.9 million in 2000. The increase was primarily attributable to acquisitions in space flight systems and increased OE and aftermarket demand for the segment's avionics products. These increases were partially offset by the impact of a product line divestiture in 2000 and lower engine sensor sales.

Operating income, as adjusted, increased $22.5 million, or 23.5 percent, from $95.6 million in 1999 to $118.1 million in 2000. Higher volume in space/satellite products, primarily from acquisitions, increased demand for general aviation products, a favorable sales mix, productivity improvements and lower new product development costs on the helicopter health and usage management system accounted for the increase in operating income.

1999 COMPARED WITH 1998

                                                                                                                  % OF SALES
                                                                                                            -----------------------
                                                             1999              1998           % CHANGE        1999           1998
                                                          ----------        ----------        --------      --------       --------
                                                                 (IN MILLIONS)
SALES
   Aerostructures and Aviation Services ..........        $  1,476.9        $  1,454.9           1.5
   Landing Systems ...............................           1,060.6           1,004.3           5.6
   Engine and Safety Systems .....................             594.4             555.8           6.9
   Electronic Systems ............................             514.3             495.3           3.8
                                                          ----------        ----------
      Total Sales ................................        $  3,646.2        $  3,510.3           3.9
                                                          ==========        ==========

SEGMENT OPERATING INCOME, as recorded
   Aerostructures and Aviation
       Technical Services ........................        $    210.6        $    190.5          10.6           14.3          13.1
   Landing Systems ...............................             130.1             111.9          16.3           12.2          11.1
   Engine and Safety Systems .....................             102.2              97.9           4.4           17.2          17.6
   Electronic Systems ............................              86.6              94.7          (8.6)          16.8          19.1
                                                          ----------        ----------
      Total Operating Income .....................        $    529.5        $    495.0           7.0           14.5          14.1
                                                          ==========        ==========

SEGMENT OPERATING INCOME, as adjusted
   Aerostructures and Aviation
       Technical Services ........................        $    216.8        $    201.0           7.9           14.7          13.8
   Landing Systems ...............................             147.1             111.9          31.5           13.9          11.1
   Engine and Safety Systems .....................             102.2              97.9           4.4           17.2          17.6
   Electronic Systems ............................              95.6              94.7           1.0           18.6          19.1
                                                          ----------        ----------
      Total Operating Income .....................        $    561.7        $    505.5          11.1           15.4          14.4
                                                          ==========        ==========

Aerostructures and Aviation Technical Services Segment sales increased $22.0 million, or 1.5 percent, from $1,454.9 million in 1998 to $1,476.9 million in 1999. The increase in sales was primarily attributable to the acquisition of the remaining interest in a joint venture business in the Asia Pacific region, increased sales of production spares, additional aftermarket sales and the PW4000 settlement, partially offset by lower OE aerostructure sales. The Asia Pacific joint venture performs aerostructure overhaul services and was previously recorded under the equity method of accounting.

Operating income, as adjusted, increased $15.8 million, or 7.9 percent, from $201.0 million during 1998 to $216.8 million in 1999. The increase is primarily attributable to higher aftermarket sales that generally carry a higher margin than OE sales, a gain resulting from an exchange of land, consolidation of a joint venture previously accounted for under the equity method and the settlement of the PW4000 claim (approximately $8.6 million), partially offset by higher manufacturing costs associated with the restructuring of several aerostructures facilities and the start-up of the Arkadelphia, Arkansas aerostructures facility.

The PW4000 claim settlement relates to an amended agreement completed by both parties in 1993. The Company's aerostructures business amended its agreement with Pratt & Whitney to supply nacelle products to provide for an equitable adjustment in the event that Pratt & Whitney required fewer than 500 nacelle units through the end of 2002. In April 1999, it became evident to both Pratt & Whitney and the Company that Pratt & Whitney would fail to meet this requirement of the amended contract. Accordingly, the parties negotiated and agreed-to an equitable adjustment in the amount of $60 million during 1999. This equitable adjustment resulted in approximately $8.6 million of operating income in 1999.

Landing Systems Segment sales increased $56.3 million, or 5.6 percent, from $1,004.3 million in 1998 to $1,060.6 million in 1999. Landing gear sales increased primarily as a result of increased Boeing OE deliveries on the B737 next generation and military spares on the C-17, partially offset by lower deliveries on the B747 and MD11 programs. Sales of wheels and brakes increased significantly year over year due to growth in the commercial aftermarket, regional, business, and military markets. Programs most responsible for these increased sales included the A330/340, B747, B777, Bombardier Global Express and the

F16 programs. Sales of landing gear and wheel and brake overhaul services increased as compared to last year due to new customer awards during 1999 and increased Asia Pacific sales, respectively.

Operating income, as adjusted, increased $35.2 million, or 31.5 percent, from $111.9 million in 1998 to $147.1 million in 1999. The increase in sales noted above, together with an overall favorable sales mix, lower sales incentives and operating efficiency improvements all contributed to the higher results.

Engine and Safety Systems Segment sales for 1999 increased $38.6 million, or 6.9 percent, from $555.8 million in 1998, to $594.4 million in 1999. The increase was attributable to significantly higher sales in Safety Systems as a result of higher demand for aircraft seating products and an acquisition. Engine Systems had a more modest sales growth predominantly in industrial gas turbine products offsetting weakness in spray technology and fuel pump and controls products.

Operating income, as adjusted, for 1999 increased $4.3 million, or 4.4 percent, from $97.9 million in 1998 to $102.2 million in 1999. The increase in operating income was primarily attributable to the factors impacting sales noted above.

Electronic Systems Segment sales increased $19.0 million, or 3.8 percent, from $495.3 million in 1998 to $514.3 million in 1999. The increase was primarily attributable to increased sales of sensors, satellite, cockpit avionic and aircraft lighting products, as well as the impact of an acquisition in the space flight systems division. These increases were partially offset by lower sales of fuel control products.

Operating income, as adjusted, increased $0.9 million, or 1.0 percent, from $94.7 million during 1998 to $95.6 million in 1999. This increase reflects the impact of higher sales volumes and a favorable sales mix of higher margin aftermarket spares, mostly offset by higher R&D spending, primarily on the Health, Usage and Monitoring System (HUMS).

LIQUIDITY AND CAPITAL RESOURCES

The Company currently expects to fund expenditures for capital requirements as well as liquidity needs from a combination of internally generated funds and financing arrangements. The Company believes that its internally generated liquidity, together with access to external capital resources, will be sufficient to satisfy existing commitments and plans, and also to provide adequate financial flexibility to take advantage of potential strategic business opportunities should they arise within 2002.

CREDIT FACILITIES

At December 31, 2000, the Company had committed revolving credit agreements with certain banks providing for domestic lines of credit of $900.0 million, of which $617.0 was unused and available for borrowing. These domestic lines of credit were available under five-year agreements totaling $300.0 million scheduled to expire in February 2004, 364-day agreements totaling $300.0 million scheduled to expire in March 2001 (which was renewed) and a 364-day agreement for $300.0 million scheduled to expire in December 2001 (which was repaid and terminated in February 2001).

In addition, the Company had available formal foreign lines of credit and overdraft facilities of $241.1 million at December 31, 2000, of which $62.4 million was unused and available. Included among them was a $125.0 million committed multi-currency revolving credit facility with various international banks scheduled to expire in 2003. This facility was reduced to $80 million during 2001 in conjunction with the sale of the Performance Materials segment. The Company used this facility for short and long-term, local currency financing to support the growth of its European operations.

In December 2001, the Company updated its revolving credit facilities to more appropriately position the Company in the short-term bank credit markets. The existing committed domestic and multi-currency revolving credit facilities were replaced with a $325.0 million syndicated 364-day global revolving credit facility and a $425.0 million syndicated three-year global revolving credit facility. At December 31, 2001, $670.0 million was unused and available under these committed revolving credit facilities.

The Company also maintained uncommitted domestic money market facilities with various banks aggregating $547.4 million at December 31, 2000, of which $253.4 million was unused and available. At December 31, 2001, aggregate borrowing capacity under these facilities had been reduced to $61 million. The Company's uncommitted credit facilities are provided by a small number of commercial banks that also provide the Company with its domestic committed lines of credit and the majority of its cash management, trust and investment management requirements. As a result of these established relationships, the Company believes that its uncommitted facilities are a highly reliable and cost-effective source of liquidity. At December 31, 2001, $25 million was unused and available under these facilities.

Continued borrowing under the Company's credit facilities is conditioned upon compliance with financial and other covenants set forth in the related agreements. The Company is currently in compliance with all such covenants. The Company's credit facility agreements do not contain any rating downgrade triggers that would accelerate the maturity of the Company's indebtedness thereunder. However, a ratings downgrade would result in an increase in the interest rates and fees payable under the Company's committed syndicated revolving credit facilities. Such a downgrade also could adversely affect the Company's ability to renew existing, or obtain access to new, credit facilities in the future and could increase the cost of such new facilities.

LONG-TERM FINANCING

Debt

At December 31, 2000, the Company had long-term debt of $1,296.4 million, with maturities ranging from 2002 to 2046. Reflected as short-term debt at December 31, 2000 was $175.0 million of the Company's 9 5/8% Notes that matured and were repaid in July 2001.

The Company had the authority to issue up to $500 million of debt securities, series preferred stock and common stock under its existing shelf registration statement at December 31, 2001. Any issuance of securities pursuant to the shelf registration statement is expected to be used for general corporate purposes.

In connection with the spin-off of the EIP segment, the Company expects to offer to exchange new Company debt securities for the outstanding $300 million of Coltec's 7.5% Senior Notes due 2008, which are classified within continuing operations within the Company's consolidated financial statements. The interest rate, term, payment dates and redemption provisions of the new Company debt securities are expected to be substantially identical to those of the Coltec Senior Notes.

QUIPS

At December 31, 2000 and 2001 there were outstanding $124.5 million and $125.0 million, respectively, of 8.30% Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS") issued by BFGoodrich Capital, a Delaware business trust all of the common equity of which is owned by the Company (the "Trust"). The QUIPS are supported by 8.30% Junior Subordinated Debentures, Series A, due 2025 ("QUIPS Debentures") issued by the Company. The Company has unconditionally guaranteed all distributions required to be made by the Trust, but only to the extent the Trust has funds legally available for such distributions. See Note P of the accompanying Consolidated Financial Statements for additional information regarding the QUIPS.

TIDES

At December 31, 2000 and 2001 there were outstanding $150 million of 5 1/4% Convertible Preferred Securities -- Term Income Deferred Equity Securities ("TIDES") issued by Coltec Capital Trust, a Delaware business trust, all of the common equity of which is owned by Coltec (the "Coltec Trust"). The TIDES are supported by an equivalent aggregate principal amount of 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due April 15, 2028 ("TIDES Debentures") issued by Coltec to Coltec Capital Trust. The Company has unconditionally guaranteed all distributions required to be made by the Coltec Trust, but only to the extent the Coltec Trust has funds legally available for such distributions. The Company has also unconditionally guaranteed Coltec's obligations under the TIDES Debentures.

The TIDES are convertible at the option of the holders at any time into the common stock of the Company at an effective conversion price of $52.33 per share and are redeemable at the Company's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004. Following the spin-off, the TIDES will be convertible into a combination of Goodrich and EnPro common stock. As the TIDES will remain as part of the EnPro capital structure following the spin-off, amounts associated with the TIDES have been segregated and reported as discontinued operations in the Consolidated Statement of Income and Consolidated Balance Sheet. See Note P of the accompanying Consolidated Financial Statements for additional information regarding the QUIPS.

OFF-BALANCE SHEET FINANCING

Lease Agreements

The Company financed its use of certain equipment, including aircraft, under committed lease arrangements provided by financial institutions. These arrangements allow the Company to claim a deduction for the tax depreciation on the assets, rather than the lessor, and allowed the Company to lease up to a maximum of $95 million at December 31, 2001. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the Company's consolidated balance sheet. At December 31, 2001, approximately $79 million of future minimum lease payments were outstanding under these arrangements. The Company also has various other operating lease agreements whose future minimum lease payments approximated $81 million at December 31, 2001.

Sale of Receivables

At December 31, 2000, the Company had in place a trade receivables securitization program pursuant to which it could sell receivables up to a maximum of $95 million. Accounts receivable sold under this program were $81.5 million at December 31, 2000 ($51 million from continuing operations and $31.5 million from discontinued operations). In December 2001, this program was terminated and replaced with a new program pursuant to which the Company may sell trade receivables up to a maximum of $110 million. Accounts receivable sold under the new program were $97.3 million at December 31, 2001.

Continued availability of the securitization program is conditioned upon compliance with financial and other covenants set forth in the related agreements. The Company is currently in compliance with all such covenants. The securitization agreement also includes a rating downgrade trigger pursuant to which the agreement may be terminated upon a rating downgrade of the Company. If such an event were to occur, the Company expects that it would have sufficient capital resources through its existing revolving credit facilities.

During 2000, the Company entered into an agreement to sell certain long-term receivables . At December 31, 2000, $47.7 million of the Company's long-term receivables were sold to a financial institution under this agreement. This agreement contains recourse provisions under which the Company may be required to repurchase receivables. In the fourth quarter of 2001, approximately $20 million of these long-term receivables were repurchased by the Company at the request of the financial institution. At December 31, 2001, $20.3 million of the Company's long-term receivables were owned by the financial institution and subject to the recourse provisions of this Agreement.

Guarantees

The Company has guaranteed certain payments with respect to the $150 million of TIDES. Following the spin-off of the EIP segment, the TIDES will remain outstanding as an obligation of Coltec Capital Trust and the Company's guarantee of certain payments with respect to the TIDES will remain an obligation of the Company.

In addition to its guarantee of the TIDES, the Company has an outstanding contingent liability for guaranteed debt and lease payments of $5.5 million and for letters of credit of $37.8 million at December 31, 2001.

OPERATING CASH FLOWS

Operating cash flows decreased $42.3 million from $210.5 million in 1999 to $168.2 million in 2000. The decrease was primarily attributable to a $113.7 million payment to the Internal Revenue Service ("IRS") and an increase in long-term receivables associated with certain leasing activities (Super 27 program), partially offset by lower merger-related and consolidation cost payments and increased proceeds from the sale of receivables.

The payment to the IRS was for an income tax assessment and the related accrued interest. The Company intends to pursue its administrative and judicial remedies for a refund of this payment. A reasonable estimation of the Company's potential refund cannot be made at this time; accordingly, no receivable has been recorded.

Operating cash flows decreased $131.2 million from $341.7 million in 1998 to $210.5 million in 1999. The decreased operating cash flow in 1999 as compared with 1998 was primarily due to significantly higher merger-related and consolidation cost payments in 1999 and a deterioration in working capital, partially offset by the termination of a receivable sales program in 1998. The increased merger-related and consolidation payments were primarily attributable to costs associated with the Company's merger with Coltec in 1999.

INVESTING CASH FLOWS

The Company used $349.4 million in investing activities in 2000 versus $166.5 million in 1999. The increase was primarily attributable to additional amounts spent on acquisitions, partially offset by reduced capital expenditures. The $42.3 million decrease in amounts spent on investing activities between 1998 and 1999 was primarily attributable to lower capital expenditures and significantly higher cash proceeds from divestitures in 1999 as compared to 1998.

FINANCING CASH FLOWS

Financing activities provided cash of $199.1 million in 1998, consumed $72.2 million of cash in 1999, and provided $80.6 million in cash in 2000. Excess operating cash flows in each of these years was used to assist with the payment of dividends and distributions on trust preferred securities. The Company increased its borrowings in 2000 to finance acquisitions as well as the Company's share repurchase program. The significant increase in borrowings during 1998 was also due to acquisitions, including an acquisition recorded within discontinued operations - the acquisition of Freedom Chemical Corporation by the Company's Performance Materials segment.

DISCONTINUED OPERATIONS CASH FLOW

Cash flow from discontinued operations increased $70.7 million from $43.9 million in 1999 to $114.6 million in 2000. Approximately $29 million of the increase was attributable to the Performance Materials segment and approximately $42 million of the increase was attributable to the EIP segment. The increase in cash flows attributable to Performance Materials was primarily due to lower merger-related and consolidation payments in 2000, better utilization of working capital and reduced capital expenditures and acquisition related payments. The increase in cash flows attributable to the EIP segment was primarily attributable to better utilization of working capital and lower capital expenditures, partially offset by increased payments related to the defense and disposition of asbestos-related claims.

Cash flow from discontinued operations increased $240.5 million from a use of cash of $196.6 million in 1998 to positive cash flow of $43.9 million in 1999. Cash flows attributable to Performance Materials increased by approximately $320 million, period over period, while cash flows attributable to the EIP segment decreased by approximately $79 million. The significant increase in cash flows attributable to the Performance Materials segment was primarily attributable to a significant acquisition that was made in 1998. The decrease in cash flows attributable to the EIP segment was primarily due to proceeds from the sale of a business in 1998 and increased payments related to the defense and disposition of asbestos-related claims, partially offset by lower acquisition related payments.

COMMERCIAL AIRLINE CUSTOMERS

The downturn in the commercial air transport market, exacerbated by the terrorist attacks of September 11, 2001, has adversely affected the financial condition of many of the Company's commercial airline customers. Many of these customers have requested extended payment terms for future shipments and/or reduced pricing. The Company has been reviewing and evaluating these requests on a case by case basis. The Company performs ongoing credit evaluations on the financial condition of all of its customers and maintain reserves for uncollectible accounts receivable based upon expected collectibility. Although the Company believes its reserves are adequate, it is not able to predict with certainty the changes in the financial stability of these customers. Any material change in the financial status of any one or group of customers could have a material adverse effect on the Company's financial condition, results of operations, or cash flows. To the extent extended payment terms are granted to customers, it may negatively affect future cash flow.

INSURANCE COSTS AND AVAILABILITY

As a result of the terrorist attacks on September 11 and general market conditions, the Company expects its insurance costs to increase and certain types of coverage to be available only with significantly reduced limits and/or less favorable terms and conditions. In particular, the Company's property and casualty policies expire in July and August 2002, respectively, and we expect premiums to increase significantly. We do not expect the cost increase to be material to the Company's results of operations and we expect to maintain coverage limits that are generally consistent with current levels. The Company does, however, expect that coverage for terrorist acts, including indirect business interruption, will deteriorate or be eliminated entirely at policy renewal.

The Company's aircraft products liability and executive risk programs expire in 2003 and 2004, respectively, and we do not expect to experience any increase in costs or disruption in policy terms for these programs until that time.

In late September 2001, hangarkeeper's liability insurance coverage related to war and terrorist acts was cancelled industry-wide. This insurance provides protection against damage to a customer's property while such property is in the Company's care, custody, and control and applies most directly to the Company's aircraft maintenance operations. In October 2001, the Company obtained approximately $50 million of hangarkeeper's liability coverage related to war and terrorist acts. In addition, the Company obtained indemnification from several of its airline customers, who are insured commercially and under a new FAA program, for losses related to war and terrorist acts above our current policy limit of $50 million.


CONTINGENCIES

GENERAL

There are pending or threatened against Goodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. Goodrich believes that any liability that may finally be determined with respect to such claims, lawsuits and proceedings should not have a material effect on the Company's consolidated financial position or results of operations. From time to time, the Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

ENVIRONMENTAL

The Company is subject to various domestic and international environmental laws and regulations which may require that it investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which the Company has been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under these laws.

Environmental liabilities are recorded when the Company's liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The accruals are reviewed periodically and, as investigations and remediations proceed, adjustments are made as necessary. Accruals for losses from environmental remediation obligations do not consider the effects of inflation, and anticipated expenditures are not discounted to their present value. The accruals are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites and an assessment of the likelihood that such parties will fulfill their obligations at such sites. The measurement of environmental liabilities by the Company is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration the Company's prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of the Company's environmental experts in consultation with outside environmental specialists, when necessary.

Estimates of the Company's liability are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as investigation and remediation of these sites proceeds, it is likely that adjustments in the Company's accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company's results of operations in a given period, but the amounts, and the possible range of loss in excess of the amounts accrued, are not reasonably estimable. Based on currently available information, however, management does not believe that future environmental costs in excess of those accrued with respect to sites with which the Company has been identified are likely to have a material adverse effect on the Company's financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on the Company's results of operations in a given period.

At December 31, 2000, the Company's reserves for environmental remediation obligations totaled $92.1 million, of which $26.1 million was included in accrued liabilities. Of the $92.1 million, $15.7 million is associated with ongoing operations and $76.4 million is associated with businesses previously disposed of or discontinued.

The timing of expenditures depends on a number of factors that vary by site, including the nature and extent of contamination, the number of potentially responsible parties, the timing of regulatory approvals, the complexity of the investigation and remediation, and the standards for remediation. The Company expects that it will expend present accruals over many years, and will complete remediation of all sites with which it has been identified in up to thirty years. This period includes operation and monitoring costs which are generally incurred over 15 years.

TOLO LITIGATION

In May 2000, the Company and its subsidiary Rohr, Inc. ("Rohr"), were served with complaints in a lawsuit filed in the Superior Court of Orange County, California, by former shareholders and certain former employees of Tolo, Inc. Tolo, Inc. is a subsidiary of Rohr that was acquired in 1997. The former shareholders alleged that the Company and Rohr breached the stock purchase agreement by failing to pay $2.4 million under the terms of the agreement. In September 2001, a jury found that the Company was liable to the shareholders for the $2.4 million retained by Rohr under the stock purchase agreement and was also assessed punitive damages of $48 million. The court subsequently reduced the punitive damage award to $24 million.

At the time of the purchase the Company established a reserve of $2.4 million relating to the amount withheld by Rohr pursuant to the stock purchase agreement. The Company has not established an accrual for the punitive damages award of $24 million, which was based on the plaintiff"s fraudulent concealment claim, for the reasons set forth below.

The Company and its legal counsel believe that there were numerous points of reversible error in the trial that make it more likely than not that the judgment will be reversed or vacated on appeal. First, the Company believes the plaintiffs' fraud claim is legally deficient under California law and should be reversed. If the fraud claim is not reversed, defendants' should, at a minimum, be granted a new trial on the fraudulent concealment claim because the trial court permitted plaintiffs to add this claim late in the trial but did not allow the Company to introduce evidence to defend against it. The Company also believes that the trial court made numerous prejudicial errors regarding the admission and exclusion of evidence relating to the fraud claims, which further supports the grant of a new trial. And finally, the Company believes that the trial court's directed verdict on plaintiffs' breach of contract claim should be set aside and a new trial granted because, among other things, there was sufficient evidence for the jury to find for the defendants on this claim.

DISCONTINUED OPERATIONS

Contingencies associated with Coltec and its subsidiaries, including asbestos-related liabilities, are discussed in Note R to the Consolidated Financial Statements. After the spin-off is completed, it is possible that asbestos-related claims might be asserted against the Company on the theory that it has some responsibility for the asbestos-related liabilities of Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to the Company's ownership of Coltec. Also, it is possible that a claim could be asserted against the Company that Coltec's dividend of its aerospace business to the Company prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from the Company on behalf of Coltec of the fair market value of the dividend.

No such claims have been asserted against the Company to date. The Company believes that it would have substantial legal defenses against any such claims. Any such claims would require, as a practical matter, that Coltec's subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and is unable to meet its financial obligations. The Company believes any such claims would be without merit and that Coltec will be solvent both before and after the dividend. If any such claims were successful, the Company believes it would not have a material adverse effect on its financial condition, but could have a material adverse effect on its results of operations or cash flows in a particular period.


CERTAIN AEROSPACE CONTRACTS

As discussed above, the Company's aerostructures business has a contract with Boeing on the B717-200 program that is subject to certain risks and uncertainties. Based on revisions to the production schedule announced by Boeing at the end of 2001, the Company reevaluated its estimated costs to complete the contract, its learning curve assumptions as well as the number of aircraft expected to be delivered. As a result of this analysis, the Company recorded a charge of $76.5 million during the fourth quarter of 2001. This charge eliminated the remaining balance of excess-over-average inventory costs yet to be recognized and reduced pre-production inventory balances down to $35.2 million as of December 31, 2001. The Company will continue to record no margin on this contract based on its revised assumptions.

The Company's aerostructures business is also in the business of re-engining Super 27 aircraft. The re-engining enables operators of these aircraft to meet sound attenuation requirements as well as improve their fuel efficiency. The aerostructures business has entered into several collateralized financing arrangements to assist its customers and has also entered into certain off-balance sheet financing arrangements (primarily the sale of receivables with recourse) related to this program. As a result of the dramatic downturn in the commercial aviation market resulting primarily from the September 11th terrorist attacks, the Company reevaluated the recoverability of its investment in the Super 27 program and recorded a charge of approximately $19 million in the fourth quarter of 2001 as a result of this analysis. At December 31, 2001, the Company had approximately $43 million of remaining inventory on its balance sheet, as well as accounts and notes receivable of approximately $73 million (approximately $20 million of which is off-balance sheet and is subject to recourse provisions). Collection of these receivables, as well as the recovery of some portion of the Company's investment in existing inventory balances, may be negatively affected should the overall deterioration in the commercial aerospace market continue through 2002 or if the market for re-engining of Super 27 aircraft does not reappear.

TRANSITION TO THE EURO

Although the Euro was successfully introduced on January 1, 1999, the legacy currencies of those countries participating will continue to be used as legal tender through January 1, 2002. Thereafter, the legacy currencies will be canceled and Euro bills and coins will be used in the twelve participating countries.

Transition to the Euro creates a number of issues for the Company. Business issues that must be addressed include product pricing policies and ensuring the continuity of business and financial contracts. Finance and accounting issues include the conversion of bank accounts, accounting systems and other treasury and cash management activities. The Company has addressed these issues and does not expect the transition to the Euro to have a material effect on the results of operations or financial condition of the Company.

NEW ACCOUNTING STANDARDS

In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. FIN 44 did not have a material impact on the Company's financial condition or results of operations.

In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS 140 did not have a material impact on the Company's financial condition or results of operations.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

In accordance with the transition provisions of SFAS No. 133, the Company recorded the previously unrecognized fair market value of an interest rate swap designated as a fair value hedge and the associated adjustment to the carrying amount of the debt instrument designated as the hedged item as cumulative-effect adjustments to net income. As this pre-existing hedging relationship would have met the requirements for the shortcut method at inception, the Company chose to calculate the transition adjustment upon initial adoption as though the shortcut method had been applied since the inception of the hedging relationship. The effect of the adjustment to the carrying value of the debt was offset entirely by the impact of recording the fair value of the interest rate swap. Accordingly, the net cumulative-effect adjustment to net income was zero.

In July 2001, the FASB issued Statement No. 141 "Business Combinations" ("SFAS 141") and Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

The Company completed two acquisitions in the third quarter of 2001 and has not recorded any amortization on amounts preliminarily allocated to goodwill in accordance with SFAS 141.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of approximately $29 million per year. As provided for in the transition provisions of SFAS 142, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets during the first six months of 2002. The Company has not yet determined what the effect of these tests will be on the Company's financial condition or results of operations.

In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.


CRITICAL ACCOUNTING POLICIES

The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

REVENUE RECOGNITION

For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

CONTRACT ACCOUNTING - PERCENTAGE OF COMPLETION

Revenue recognition

The Company also has sales under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. The Company follows the guidelines of Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) except that the Company's contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method. Under the reallocation method, the impact of revisions in estimates related to units shipped to date is recognized ratably over the remaining life of the contract while under the cumulative catch-up method such impact would be recognized immediately. To the extent the Company were to make a significant acquisition that used the cumulative catch-up method to record revisions in estimated profits on contracts, it would be required to change its current method of accounting. Such a change would be recorded as the cumulative effect of an accounting change and would most likely result in the restatement of prior periods as opposed to in the period of the change in accordance with APB 20.

Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the preproduction effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the timeframe/periods assumed in the original contract pricing. The Company's policies only allow the estimated number of production units to be delivered to exceed the quantity assumed within the original contract pricing when the Company receives firm orders for additional units. The timeframe/period assumed in the original contract pricing is generally equal to the period specified in the contract. If the contract is a "life of program" contract, then such period is equal to the time period used in the original pricing model which generally equals the time period required to recover the Company's pre-production costs. Option quantities are combined with prior orders when follow-on orders are released.

The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed below.

Inventory

Inventoried costs on long-term contracts include certain preproduction costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as "excess-over average") during the early years of a contract.

If in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

SALES INCENTIVES

The Company offers sales incentives to certain commercial customers in connection with sales contracts. These incentives may consist of upfront cash payments, merchandise credits and/or free products. The cost of these incentives is recognized in the period incurred unless it is specifically guaranteed of recovery within the contract by the customer. If the contract contains such a guarantee, then the cost of the sales incentive is capitalized and amortized over the contract period.

ASBESTOS

The Company records an accrual for asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance.

In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions progress to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages. With respect to outstanding actions that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included for such claims. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows. See
Note R of the accompanying Consolidated Financial Statements for additional discussion of asbestos matters.


FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "intend," "estimate" or "plan", are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

         - global demand for aircraft spare parts and aftermarket services;

         - the impact of the terrorist attacks on September 11, 2001 and their aftermath;

         - the timing related to restoring consumer confidence in air travel;

         - the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

         - the extent to which the Company is able to achieve savings from its restructuring plans;

         - the timing and successful completion of the spin-off of the Company's Engineered Industrial Products business;

         - the successful completion of Coltec's dividend of its aerospace business to the Company;

         - the solvency of Coltec at the time of and subsequent to the EIP spin-off;

         - demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers;

         -        successful development of advanced technologies;

         -        competitive product and pricing pressures;

         - domestic and foreign government spending, budgetary and trade policies;

         - economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and

         - the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to certain market risks as part of its ongoing business operations, including risks from changes in interest rates and foreign currency exchange rates, that could impact its financial condition, results of operations and cash flows. The Company manages its exposure to these and other market risks through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. The Company intends to use such derivative financial instruments as risk management tools and not for speculative investment purposes.

INTEREST RATE EXPOSURE The Company is exposes to interest rate risk as a result of its outstanding debt obligations. The table below provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates. Notional values are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable (receive) rates are based on implied forward rates in the yield curve at December 31, 2000.

EXPECTED MATURITY DATE

                                                                                                                  FAIR
                                        2001      2002    2003     2004     2005    THEREAFTER      TOTAL         VALUE
                                        ----      ----    ----     ----     ----    ----------      -----         -----
Debt
  Fixed Rate........................   $176.6    $ 3.8   $ 1.5     $0.5     $0.5     $1,273.4     $1,456.3      $1,378.1
    Average Interest Rate...........      9.5%     6.4%    6.6%     3.7%     3.5%         7.0%         7.3%
  Variable Rate.....................   $756.1    $ 0.2   $ 0.1       --       --     $   16.5     $  772.9      $  772.9
    Average Interest Rate...........      7.1%    10.0%   10.0%      --       --          6.8%         7.1%
Capital Lease Obligations...........     $2.8    $ 2.3   $ 1.9     $1.3     $0.3     $     --         $8.6      $    7.0
Interest Rate Swaps
  Variable to Fixed.................   $ 20.5                                                     $   20.5      $   (0.2)
    Average Pay Rate................      6.3%                                                         6.3%
    Average Receive Rate............      4.7%                                                         4.7%
  Fixed to Variable.................                                                 $  200.0     $  200.0      $   (1.0)
    Average Pay Rate................                                                      6.1%         6.1%
    Average Receive Rate............                                                      6.0%         6.0%

FOREIGN CURRENCY EXPOSURE The Company is exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of the Company's foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. The Company's objective is to minimize its exposure to these risks through its normal operating activities and, where appropriate, through foreign currency forward exchange contracts.

The Company's international operations expose it to translation risk when the local currency financial statements are translated to U.S. dollars. As currency exchange rates fluctuate, translation of the statements of income of international businesses into U.S. dollars will affect comparability of revenues and expenses between years. The Company hedges a significant portion of its net investments in international subsidiaries by financing the purchase and cash flow requirements through local currency borrowings.

See Notes A and L to the Consolidated Financial Statements for a discussion of the Company's exposure to foreign currency transaction risk. At December 31, 2000, a hypothetical 10 percent movement in foreign exchange would not have a material effect on earnings.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Consolidated Financial Statements and Notes to Consolidated Financial Statements of Goodrich Corporation and subsidiaries have been prepared by management. These statements have been prepared in accordance with generally accepted accounting principles and, accordingly, include amounts based upon informed judgments and estimates. Management is responsible for the selection of appropriate accounting principles and the fairness and integrity of such statements.

The Company maintains a system of internal controls designed to provide reasonable assurance that accounting records are reliable for the preparation of financial statements and for safeguarding assets. The Company's system of internal controls includes: written policies, guidelines and procedures; organizational structures, staffed through the careful selection of people that provide an appropriate division of responsibility and accountability; and an internal audit program. Ernst & Young LLP, independent auditors, were engaged to audit and to render an opinion on the Consolidated Financial Statements of Goodrich Corporation and subsidiaries. Their opinion is based on procedures believed by them to be sufficient to provide reasonable assurance that the Consolidated Financial Statements are not materially misstated. The report of Ernst & Young LLP follows.

The Board of Directors pursues its oversight responsibility for the financial statements through its Audit Review Committee, composed of Directors who are not employees of the Company. The Audit Review Committee meets regularly to review with management and Ernst & Young LLP the Company's accounting policies, internal and external audit plans and results of audits. To ensure complete independence, Ernst & Young LLP and the internal auditors have full access to the Audit Review Committee and meet with the Committee without the presence of management.


/s/ D. L. BURNER
----------------------------------
D. L. BURNER
Chairman
and Chief Executive Officer


/s/ ULRICH SCHMIDT
----------------------------------
ULRICH SCHMIDT
Senior Vice President
and Chief Financial Officer


/s/ R. D. KONEY, JR.
----------------------------------
R. D. KONEY, JR.
Vice President and Controller

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Goodrich Corporation

We have audited the accompanying consolidated balance sheet of Goodrich Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodrich Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 /s/Ernst & Young LLP

Charlotte, North Carolina
February 4, 2002

CONSOLIDATED STATEMENT OF INCOME

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


YEAR ENDED DECEMBER 31                                                 2000            1999            1998
                                                                   -----------    ------------    ------------

SALES .......................................................      $   3,700.5    $    3,646.2    $    3,510.3
Operating costs and expenses:
   Cost of sales ............................................          2,676.2         2,651.7         2,609.3
   Selling and administrative costs .........................            490.4           492.1           449.9
   Merger-related and consolidation costs ...................             44.2           228.3            10.5
                                                                   -----------    ------------    ------------
                                                                       3,210.8         3,372.1         3,069.7
                                                                   -----------    ------------    ------------
OPERATING INCOME ............................................            489.7           274.1           440.6
Interest expense ............................................           (107.3)          (87.5)          (82.9)
Interest income .............................................              5.2             3.2             4.8
Other income (expense)-- net ................................            (20.6)           (4.8)          (17.8)
                                                                   -----------    ------------    ------------
Income from continuing operations before income
  taxes and Trust distributions .............................            367.0           185.0           344.7
Income tax expense ..........................................           (121.3)          (88.6)         (120.9)
Distributions on Trust preferred securities .................            (10.5)          (10.5)          (10.5)
                                                                   -----------    ------------    ------------
INCOME FROM CONTINUING OPERATIONS ...........................            235.2            85.9           213.3
Income from discontinued operations - net of taxes ..........             90.7            83.7           144.7
Extraordinary loss on debt extinguishments - net of taxes ...               --              --            (4.3)
                                                                   -----------    ------------    ------------
   NET INCOME ...............................................      $     325.9    $      169.6    $      353.7
                                                                   ===========    ============    ============

BASIC EARNINGS PER SHARE:
   Continuing operations ....................................      $      2.24    $       0.78    $       1.94
   Discontinued operations ..................................             0.87            0.76            1.31
   Extraordinary loss .......................................               --              --           (0.04)
                                                                   -----------    ------------    ------------

   NET INCOME ...............................................      $      3.11    $       1.54    $       3.21
                                                                   ===========    ============    ============

DILUTED EARNINGS PER SHARE:
   Continuing operations ....................................      $      2.16    $       0.76    $       1.87
   Discontinued operations ..................................             0.88            0.79            1.31
   Extraordinary loss .......................................               --              --           (0.04)
                                                                   -----------    ------------    ------------
   NET INCOME ...............................................      $      3.04    $       1.55    $       3.14
                                                                   ===========    ============    ============

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

(DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)
DECEMBER 31                                                                                    2000             1999
-----------                                                                                ------------      -----------

CURRENT ASSETS
Cash and cash equivalents...........................................................       $       77.5      $      66.4
Accounts and notes receivable.......................................................              633.3            548.0
Inventories.........................................................................              809.6            753.8
Deferred income taxes...............................................................               88.4             93.7
Prepaid expenses and other assets...................................................               75.1             46.8
Net assets of discontinued operations...............................................            1,049.7               --
                                                                                           ------------      -----------
   TOTAL CURRENT ASSETS.............................................................            2,733.6          1,508.7
Property............................................................................              897.0            836.4
Prepaid pension.....................................................................              235.0            198.2
Deferred income taxes...............................................................                4.2               --
Goodwill............................................................................              681.7            603.2
Identifiable intangible assets......................................................              102.1             46.1
Other assets .......................................................................              404.4            278.0
Net assets of discontinued operations ..............................................               80.9          1,152.0
                                                                                           ------------      -----------
   TOTAL ASSETS.....................................................................       $    5,138.9      $   4,622.6
                                                                                           ============      ===========

CURRENT LIABILITIES
Short-term bank debt................................................................       $      755.6      $     229.1
Accounts payable....................................................................              366.3            289.0
Accrued expenses....................................................................              515.4            475.3
Income taxes payable................................................................               59.3             58.2
Current maturities of long-term debt and capital lease obligation...................              179.2             12.1
                                                                                           ------------      -----------

   TOTAL CURRENT LIABILITIES .......................................................            1,875.8          1,063.7
Long-term debt and capital lease obligations .......................................            1,301.4          1,500.7
Pension obligations ................................................................               61.4             80.4
Postretirement benefits other than pensions.........................................              334.4            344.7
Deferred income taxes...............................................................                 --             33.8
Other non-current liabilities ......................................................              212.9            179.7
Commitments and contingent liabilities..............................................                 --               --
Mandatorily redeemable preferred securities.........................................              124.5            124.0

SHAREHOLDERS' EQUITY
Common stock--$5 par value
Authorized, 200,000,000 shares; issued, 113,295,049 shares in 2000 and
   112,064,927 shares in 1999 (excluding 14,000,000 shares
   held by a wholly-owned subsidiary)...............................................              566.5            560.3
Additional paid-in capital..........................................................              922.8            895.8
Income retained in the business.....................................................              158.1            (52.3)
Accumulated other comprehensive income..............................................              (57.7)           (41.8)
Unearned compensation...............................................................               (1.2)            (1.2)
Common stock held in treasury, at cost (10,964,761 shares in 2000
   and 1,832,919 shares in 1999)....................................................             (360.0)           (65.2)
                                                                                           ------------      -----------
   TOTAL SHAREHOLDERS' EQUITY............................,,,........................            1,228.5          1,295.6
                                                                                           ------------      -----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................................       $    5,138.9      $   4,622.6
                                                                                           ============      ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(DOLLARS IN MILLIONS)
YEAR ENDED DECEMBER 31                                                         2000         1999         1998
----------------------                                                        ------       ------       ------

OPERATING ACTIVITIES
Net income ...........................................................      $  325.9     $  169.6     $  353.7
     Net income from discontinued operations .........................         (90.7)       (83.7)      (144.7)
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Merger-related and consolidation:
      Expenses .......................................................          44.2        228.3         10.5
      Payments .......................................................         (57.5)      (175.8)       (68.6)
   Extraordinary loss on debt extinguishment .........................            --           --          4.3
   Depreciation and amortization .....................................         165.4        137.6        124.4
   Deferred income taxes .............................................         (33.2)        81.4         91.6
   Net gains on sale of businesses ...................................          (2.0)        (1.7)          --
   Gain on sale of investment ........................................            --         (3.2)          --
   Change in assets and liabilities, net of effects of
      acquisitions and dispositions of businesses:
      Receivables ....................................................         (72.7)         3.2        (12.7)
      Change in receivables sold, net.................................          38.2           --        (31.5)
      Inventories ....................................................         (36.0)       (32.8)       (63.5)
      Other current assets ...........................................         (31.2)       (10.7)         1.7
      Accounts payable ...............................................          81.6        (12.5)         1.7
      Accrued expenses ...............................................           5.1         16.0         64.9
      Income taxes payable ...........................................          12.2         36.9         29.5
      Tax benefit on non-qualified options ...........................          (8.3)          --         (4.3)
      Other non-current assets and liabilities .......................        (173.8)      (142.1)       (12.3)
                                                                              ------       ------       ------
      NET CASH PROVIDED BY OPERATING ACTIVITIES ......................         168.2        210.5        341.7
                                                                              ------       ------       ------

INVESTING ACTIVITIES
Purchases of property ................................................        (133.8)      (144.7)      (163.0)
Proceeds from sale of property .......................................          26.4         13.6          3.2
Proceeds from sale of businesses .....................................           4.8         17.6           --
Sale of short-term investments .......................................            --          3.5           --
Payments made in connection with acquisitions,
   net of cash acquired ..............................................        (246.8)       (56.5)       (49.0)
                                                                              ------       ------       ------
   NET CASH USED BY INVESTING ACTIVITIES .............................        (349.4)      (166.5)      (208.8)
                                                                              ------       ------       ------

FINANCING ACTIVITIES
Increase (decrease) in short-term debt, net ..........................         501.3         85.4        (52.3)
Proceeds from issuance of long-term debt .............................           5.0        203.9        724.5
Increase (decrease) in revolving credit facility, net ................            --       (239.5)      (458.0)
Repayment of long-term debt and capital lease obligations ............         (14.7)       (18.6)       (33.1)
Proceeds from issuance of convertible preferred securities, net ......            --           --        144.0
Proceeds from issuance of capital stock ..............................          25.4          6.9         28.8
Purchases of treasury stock ..........................................        (300.4)        (0.3)       (64.7)
Dividends ............................................................        (117.6)       (91.6)       (75.7)
Distributions on Trust preferred securities ..........................         (18.4)       (18.4)       (16.1)
Other ................................................................            --           --          1.7
                                                                              ------       ------       ------
   NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES ..................          80.6        (72.2)       199.1
                                                                              ------       ------       ------

DISCONTINUED OPERATIONS
Net cash provided (used) by discontinued operations ..................         114.6         42.8       (340.6)
                                                                              ------       ------       ------
Effect of Exchange Rate Changes on Cash and Cash Equivalents .........          (2.9)        (1.7)         0.4
                                                                              ------       ------       ------
Net Increase (Decrease) in Cash and Cash Equivalents .................          11.1         12.9         (8.2)
Cash and Cash Equivalents at Beginning of Year .......................          66.4         53.5         61.7
                                                                              ======       ======       ======
Cash and Cash Equivalents at End of Year .............................      $   77.5     $   66.4     $   53.5
                                                                              ======       ======       ======

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                                                                 UNEARNED
                                                                        INCOME    ACCUMULATED   PORTION OF
                                        COMMON STOCK     ADDITIONAL    RETAINED      OTHER      RESTRICTED
                                     -----------------     PAID-IN      IN THE   COMPREHENSIVE    STOCK      TREASURY
(IN MILLIONS)                        SHARES     AMOUNT    CAPITAL      BUSINESS     INCOME        AWARDS       STOCK      TOTAL
-------------                        ------    -------   ----------    --------  -------------  ----------   --------     ------
BALANCE DECEMBER 31, 1997 ........   110.814   $  554.0   $  880.3     $ (392.9)    $ (10.7)     $  (3.4)    $  (35.1)    $  992.2
Net income .......................                                        353.7                                              353.7
Other comprehensive income:
  Unrealized translation
    adjustments, .................                                                     (2.5)                                  (2.5)
  Minimum pension liability
    adjustment ...................                                                     (0.4)                                  (0.4)
                                                                                                                          --------
Total comprehensive income .......                                                                                           350.8
Repurchase of stock by pooled
  company ........................    (1.602)      (8.0)     (40.4)                                                          (48.4)
Employee award programs ..........     1.078        5.5       31.5                                   0.7         (0.7)        37.0
Conversion of 7.75%
Convertible Subordinated Notes ...     1.235        6.2       12.1                                                            18.3
Purchases of stock for treasury ..                                                                              (29.8)       (29.8)
Dividends (per share--$1.10) .....                                        (81.2)                                             (81.2)
                                     -------   --------   --------     --------     -------      -------     --------     --------
BALANCE DECEMBER 31, 1998 ........   111.525      557.7      883.5       (120.4)      (13.6)        (2.7)       (65.6)     1,238.9
Net income .......................                                        169.6                                              169.6
Other comprehensive income:
Unrealized translation
  adjustments net of
  reclassification adjustments
  for loss included in net
  income of $0.6 .................                                                    (26.6)                                 (26.6)
Minimum pension liability
  adjustment .....................                                                     (1.6)                                  (1.6)
                                                                                                                          --------
Total comprehensive income .......                                                                                           141.4
Employee award programs ..........     0.540        2.6       12.3                                   1.5         0.7          17.1
Purchases of stock for treasury ..                                                                              (0.3)         (0.3)
Dividends (per share--$1.10) .....        --         --         --       (101.5)         --           --          --        (101.5)
                                     -------   --------   --------     --------     -------      -------     --------     --------
BALANCE DECEMBER 31, 1999 ........   112.065      560.3      895.8        (52.3)      (41.8)        (1.2)       (65.2)     1,295.6
Net income .......................                                        325.9                                              325.9
Other comprehensive income:
Unrealized translation
  adjustments ....................                                                    (16.4)                                 (16.4)
Minimum pension liability
  adjustment .....................                                                      0.5                                    0.5
                                                                                                                          --------
TOTAL COMPREHENSIVE
  INCOME .........................                                                                                           310.0
Employee award programs ..........     1.230        6.2       27.0                                                5.6         38.8
Purchases of stock for treasury ..                                                                             (300.4)      (300.4)
Dividends (per share--$1.10) .....        --         --         --       (115.5)         --           --           --       (115.5)
                                     -------   --------   --------     --------     -------      -------     --------     --------
BALANCE DECEMBER 31, 2000 ........   113.295   $  566.5   $  922.8     $  158.1     $ (57.7)     $  (1.2)    $ (360.0)    $1,228.5
                                     =======   ========   ========     ========     =======      =======     ========     ========

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION The Consolidated Financial Statements reflect the accounts of Goodrich Corporation and its majority-owned subsidiaries ("the Company" or "Goodrich"). Investments in 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings (losses) from these businesses is included in Other income (expense) -- net. Intercompany accounts and transactions are eliminated.

As discussed in Note R, the Company's Performance Materials and Engineered Industrial Products businesses have been accounted for as discontinued operations. Unless otherwise noted, disclosures herein pertain to the Company's continuing operations.

CASH EQUIVALENTS Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

SALE OF ACCOUNTS RECEIVABLE The Company accounts for the sale of receivables in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Trade accounts receivable sold are removed from the balance sheet at the time of transfer.

INVENTORIES Inventories, other than inventoried costs relating to long-term contracts, are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out (LIFO) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

Inventoried costs on long-term contracts include certain preproduction costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as "excess-over average") during the early years of a contract.

If in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

In accordance with industry practice, costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

LONG-LIVED ASSETS Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. In the case of capitalized lease assets, amortization is computed over the lease term if shorter. Repairs and maintenance costs are expensed as incurred.

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years. Goodwill amortization is recorded in cost of sales.

Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets remaining estimated useful life are less than the assets carrying value. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

REVENUE AND INCOME RECOGNITION For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

A significant portion of the Company's sales in its aerostructures business are under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. The Company follows the guidelines of Statement of Position 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) except that the Company's contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method.

Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the preproduction effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing or those quantities which the Company now expects to deliver in the periods assumed in the original contract pricing. Option quantities are combined with prior orders when follow-on orders are released.

The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed under Inventories above. Included in accounts receivable at December 31, 2000 and 1999 were recoverable amounts under contracts in progress of $60.1 million and $39.5 million, respectively, that represent amounts earned but not billable at the respective balance sheet dates. These amounts become billable accordingly to their contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project.

FINANCIAL INSTRUMENTS The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term investments is based on quoted market prices. Fair value of long-term debt is based on quoted market prices or on rates available to the Company for debt with similar terms and maturities.

Off balance sheet derivative financial instruments at December 31, 2000, include interest rate swap agreements, foreign currency forward contracts and foreign currency swap agreements. All derivatives are entered into with major commercial banks that have high credit ratings. Interest rate swap agreements are used by the Company, from time to time, to manage interest rate risk on its floating and fixed rate debt portfolio. The cost of interest rate swaps is recorded as part of interest expense and accrued expenses. Fair value of these instruments is based on estimated current settlement cost.

The Company utilizes forward exchange contracts (principally against the Canadian dollar, British pound, Euro and U.S. dollar) to hedge U.S. dollar-denominated sales of certain Canadian subsidiaries, the net receivable/payable position arising from trade sales and purchases and intercompany transactions by its European businesses. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred and are reported as part of cost of sales and accrued expenses. From time to time, the Company uses foreign currency forward contracts to hedge purchases of capital equipment. Foreign currency gains and losses for such purchases are deferred as part of the basis of the asset.

The Company also enters into foreign currency swap agreements (principally for the British pound, Euro and U.S. dollar) to eliminate foreign exchange risk on intercompany loans between the Company's European businesses.

The fair value of foreign currency forward contracts and foreign currency swap agreements is based on quoted market prices.

STOCK-BASED COMPENSATION The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

EARNINGS PER SHARE Earnings per share is computed in accordance with SFAS No. 128, "Earnings per Share."

RESEARCH AND DEVELOPMENT EXPENSE The Company performs research and development under Company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed on both military and commercial products. Total research and development expenditures from continuing operations in 2000, 1999 and 1998 were $186.0 million, $180.0 million and $180.4 million, respectively. Of these amounts, $50.6 million, $43.7 million and $63.1 million, respectively, were funded by customers.

RECLASSIFICATIONS Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. FIN 44 did not have a material impact on the Company's financial condition or results of operations.

In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS 140 did not have a material impact on the Company's financial condition or results of operations.

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

In accordance with the transition provisions of SFAS No. 133, the Company recorded the previously unrecognized fair market value of an interest rate swap designated as a fair value hedge and the associated adjustment to the carrying amount of the debt instrument designated as the hedged item as cumulative-effect adjustments to net income. As this pre-existing hedging relationship would have met the requirements for the shortcut method at inception, the Company chose to calculate the transition adjustment upon initial adoption as though the shortcut method had been applied since the inception of the hedging relationship. The effect of the adjustment to the carrying value of the debt was offset entirely by the impact of recording the fair value of the interest rate swap. Accordingly, the net cumulative-effect adjustment to net income was zero.

In July 2001, the FASB issued Statement No. 141 "Business Combinations" ("SFAS 141") and Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

The Company completed two acquisitions in the third quarter of 2001 and has not recorded any amortization on amounts preliminarily allocated to goodwill in accordance with SFAS 141.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of approximately $29 million per year. As provided for in the transition provisions of SFAS 142, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets during the first six months of 2002. The Company has not yet determined what the effect of these tests will be on the Company's financial condition or results of operations.

In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes FASB Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale." SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

B. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

POOLING-OF-INTERESTS

On July 12, 1999, the Company completed a merger with Coltec Industries Inc ("Coltec") by exchanging 35.5 million shares of Goodrich common stock for all of the common stock of Coltec. Each share of Coltec common stock was exchanged for
 .56 of one share of Goodrich common stock. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Coltec as though Coltec had always been a part of Goodrich.

PURCHASES

The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the Company's results since their respective dates of acquisition. Acquisitions made by businesses included within the Performance Materials and Engineered Industrial Products Segments are not discussed below.

During 2000, the Company acquired a manufacturer of earth and sun sensors for attitude determination and control ejection seat technology; a manufacturer of fuel nozzles; a developer of avionics and displays; the assets of a developer of precision electro-optical instrumentation serving the space and military markets; an equity interest in a joint venture focused on developing and operating a comprehensive open electronic marketplace for aerospace aftermarket products and services; a manufacturer of precision and large optical systems, laser encoding systems, and visual surveillance systems for day and night use and a supplier of pyrotechnic devices for space, missile, and aircraft systems. Total consideration aggregated $242.6 million, of which $105.4 million represented goodwill and other intangible assets.

During 1999, the Company acquired a manufacturer of spacecraft attitude determination and control systems and sensor and imaging instruments; the remaining 50 percent interest in a joint venture, located in Singapore, that overhauls and repairs thrust reversers, nacelles and nacelle components; an ejection seat business; and a manufacturer and developer of micro-electromechanical systems, which integrate electrical and mechanical components to form "smart" sensing and control devices. Total consideration aggregated $56.5 million, of which $55.0 million represented goodwill.

The purchase agreements for the manufacturer and developer of micro-electromechanical systems provides for additional consideration to be paid over the next six years based on a percentage of net sales. The additional consideration for the first five years, however, is guaranteed not to be less than $3.5 million. As the $3.5 million of additional consideration is not contingent on future events, it has been included in the purchase price and allocated to the net assets acquired. All additional contingent amounts payable under the purchase agreement will be recorded as additional purchase price when earned and amortized over the remaining useful life of the goodwill.

During 1998, the Company acquired a manufacturer of energetic materials systems for total consideration of $47.7 million, of which $31.9 million represented goodwill.

The impact of these acquisitions was not material in relation to the Company's results of operations. Consequently, pro forma information is not presented.

DISPOSITIONS

During 2000, the Company sold a product line of one of its businesses, resulting in a pre-tax gain of $2.0 million, which has been reported in other income (expense), net.

During 1999, the Company sold all or a portion of its interest in two businesses, resulting in a pre-tax gain of $6.8 million, which has been reported in other income (expense), net.

For dispositions accounted for as discontinued operations refer to Note R to the Consolidated Financial Statements.

C. MERGER-RELATED AND CONSOLIDATION COSTS

The Company has incurred $44.2 million ($28.7 million after-tax) and $228.3 million ($170.4 million after-tax) of merger-related and consolidation costs in 2000 and 1999, respectively. These charges related to the following:

(IN MILLIONS)                                                    2000           1999
-------------                                                  -------        -------
Aerostructures and Aviation Technical Services ........        $   3.7        $   6.2
Landing Systems .......................................           25.3           17.0
Engine and Safety Systems .............................            1.7             --
Electronic Systems ....................................            0.4            9.0
                                                               -------        -------
     Total Operating Segments .........................           31.1           32.2
Corporate .............................................           13.1          196.1
                                                               -------        -------
                                                               $  44.2        $ 228.3
                                                               =======        =======

Merger-related and consolidation reserves at December 31, 2000, as well as activity during the year, consisted of:

                                                                               PERFORMANCE
                                    BALANCE                                      MATERIALS       BALANCE
                                  DECEMBER 31,                                 RESTRUCTURING   DECEMBER 31,
             (IN MILLIONS)           1999          PROVISION       ACTIVITY       RESERVE          2000
                                  ------------     ---------       --------    -------------   ------------
Personnel related costs               $ 35.4        $ 16.7         $(42.9)        $  3.7          $ 12.9
Transaction costs                        2.0            --           (0.1)            --             1.9
Consolidation                            6.5          27.5          (28.3)          37.7            43.4
                                      ------        ------         ------         ------          ------
                                      $ 43.9        $ 44.2         $(71.3)        $ 41.4          $ 58.2
                                      ======        ======         ======         ======          ======

During 2000, the Company recorded net merger-related and consolidation costs of $44.2 million consisting of:

         o $18.8 million in personnel-related costs (offset by a credit of $2.1 million representing a revision of prior estimates) consisting of:

                  o $9.5 million in settlement charges related to lump sum payments made under a nonqualified pension plan that were triggered by the Coltec merger.
                  o $3.3 million in employee relocation costs associated with the Coltec merger.
                  o        $6.0 million for work force reductions.

         o        $27.5 million in consolidation costs consisting of:

                  o $11.7 million of accelerated depreciation related to assets at the Company's Euless, Texas facility whose useful lives had been reduced as a result of the decision to consolidate the facility with the Company's other landing gear facilities.
                  o $2.5 million of asset impairment charges representing the excess of the assets carrying value over the fair value less costs to sell.
                  o $13.3 million for realignment activities, of which $6.5 million represented equipment relocation costs and $3.8 million represented facility closure costs associated with the consolidation of the Company's landing gear businesses. The remaining $3 million related to similar costs at various other facilities.

The $71.3 million in activity during the year includes $57.5 million related to cash payments and $13.8 million related to the write-off of assets and accelerated depreciation. The $41.4 million increase in reserves for restructuring associated with the sale of Performance Materials ($3.7 million in personnel-related costs and $37.7 million of consolidation costs) will be included as a component of the gain on sale upon consummation of the transaction.

Substantially all of the ending reserve balance at December 31, 2000 was paid in 2001.

Merger-related and consolidation reserves at December 31, 1999, as well as activity during the year, consisted of:

                                        BALANCE                                          BALANCE
                                      DECEMBER 31,                                     DECEMBER 31,
           (IN MILLIONS)                 1998         PROVISION         ACTIVITY           1999
           -------------              ------------    ---------         --------       ------------
Personnel related costs ......          $   --          $127.8           $ (92.4)         $ 35.4
Transaction costs ............              --            79.2             (77.2)            2.0
Consolidation ................              --            21.3             (14.8)            6.5
                                        ------          ------           -------          ------
                                        $   --          $228.3           $(184.4)         $ 43.9
                                        ======          ======           =======          ======

During 1999, the Company recorded merger-related and consolidation costs of $228.3 million, of which $9.3 million represents non-cash asset impairment charges. Merger-related and consolidation costs consist of:

         o $127.8 million of personnel related costs, which include severance, change in control and relocation costs:

                  o Personnel related costs associated with the Coltec merger were $120.8 million, consisting of $61.8 million incurred under change in control provisions in employment agreements, $53.4 million in employee severance costs and $5.6 million of relocation costs
                  o Personnel related costs also include employee severance costs of $7.0 million (approximately 400 positions)

         o $21.3 million of consolidation costs, which include facility consolidation costs and asset impairment charges:

                  o Consolidation costs associated with the Coltec merger were $15.6 million, consisting primarily of a $6.6 million non-cash impairment charge for the former Goodrich and Aerospace headquarters buildings in Ohio, a $2.5 million adjustment to accounts receivable to conform revenue recognition policies of Goodrich and Coltec, a $3.7 million charge for realignment activities at Landing Gear facilities (environmental and asset disposal/exit costs) and $2.2 million of duplicate office expense. The remaining $0.6 million represented miscellaneous consolidation costs associated with the Coltec merger.
                  o Realignment activities at the Company's Lewis Engineering operating unit in connection with the closure of the facility ($1.4 million), equipment relocation costs and costs of employees associated with the closing of the Company's Tolo facility ($2.5 million) and costs to prepare a facility for closure at the Company's Aircraft Integrated Systems operating unit ($1.8 million).

Transaction costs were associated with the Coltec merger and include investment banking fees, accounting fees, legal fees, litigation settlement costs, registration and listing fees and other transaction costs.

The merger-related and consolidation reserves were reduced by $184.4 million during the year, of which $175.8 million represented cash payments and $8.6 million represented asset write-offs.

During 1998, the Company recorded merger-related and consolidation costs of $10.5 million, related to costs associated with the closure of three facilities and an asset impairment charge. The charge included $4.0 million for employee termination benefits, $1.8 million related to writing down the carrying value of the three facilities to their fair value less cost to sell and $4.7 million for an asset impairment related to an assembly-service facility in Hamburg, Germany.

D. EARNINGS PER SHARE

The computation of basic and diluted earnings per share for income from continuing operations is as follows:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                    2000            1999            1998
---------------------------------------                                  --------        --------        --------
Numerator:
   Numerator for basic and diluted earnings per
      share - income from continuing operations .................        $  235.2        $   85.9        $  213.3
                                                                         ========        ========        ========
Denominator:
   Denominator for basic earnings per
      share-- weighted-average share ............................           104.8           110.0           110.2
Effect of dilutive securities:
   Stock options, warrants and restricted stock issue ...........             1.0             0.7             1.1
   Contingent shares ............................................             0.4              --             0.1
   7.75% Convertible Notes ......................................              --              --             0.5
   Convertible preferred securities .............................             2.9             2.9             2.0
                                                                         --------        --------        --------
   Dilutive potential common shares .............................             4.3             3.6             3.7
                                                                         --------        --------        --------
   Denominator for diluted earnings per
      share-- adjusted weighted-average shares and
      assumed conversion ........................................           109.1           113.6           113.9
                                                                         ========        ========        ========
Per share income from continuing operations:
   Basic ........................................................        $   2.24        $   0.78        $   1.94
                                                                         ========        ========        ========
   Diluted ......................................................        $   2.16        $   0.76        $   1.87
                                                                         ========        ========        ========

E. SALE OF RECEIVABLES

The Company has an agreement to sell certain trade accounts receivable, up to a maximum of $95.0 million at December 31, 2000 and 1999. At December 31, 2000 and December 31, 1999, $51.0 million and $59.5 million, respectively, of the Company's receivables were sold under this agreement and the sale was reflected as a reduction of accounts receivable in 2000 and 1999. The receivables were sold at a discount, which was included in interest expense in the 2000 and 1999 income statement.

During 2000, the Company entered into an agreement to sell certain long-term receivables. At December 31, 2000, $47.7 million of the Company's long-term receivables were sold under this agreement and the sale was reflected as a reduction of long-term receivables (included in other assets) in the 2000 balance sheet. This agreement contains recourse provisions under which the Company may be required to repurchase receivables. In the fourth quarter of 2001, approximately $20 million of these long-term receivables were repurchased by the Company at the request of the financial institution. At December 31, 2001, $20.3 million of the Company's long-term receivables were owned by the financial institution and subject to the recourse provisions of this Agreement.

Continued availability of the securitization program is conditioned upon compliance with financial and other covenants set forth in the related agreements. The Company is currently in compliance with all such covenants. The securitization agreement also includes a rating downgrade trigger pursuant to which the agreement may be terminated upon a rating downgrade of the Company. If such an event were to occur, the Company expects that it would have sufficient capital resources through its existing revolving credit facilities.

F. INVENTORIES

Inventories consist of the following:

(IN MILLIONS)                                                             2000            1999
-------------                                                            -------         -------
FIFO or average cost (which approximates current costs):
   Finished products ............................................        $ 170.7         $  81.3
   In process ...................................................          563.9           654.0
   Raw materials and supplies ...................................          162.8           112.8
                                                                         -------         -------
                                                                           897.4           848.1
   Reserve to reduce certain inventories to LIFO basis ..........          (39.0)          (40.1)
   Progress payments and advances ...............................          (48.8)          (54.2)
                                                                         -------         -------
      TOTAL .....................................................        $ 809.6         $ 753.8
                                                                         =======         =======

Approximately 13 and 12 percent of inventory was valued by the LIFO method in 2000 and 1999, respectively.

In-process inventories as of December 31, 2000, which include significant deferred costs for long-term contracts accounted for under contract accounting, are summarized by contract as follows (in millions, except quantities which are number of aircraft):

                             (1)AIRCRAFT ORDER STATUS                   COMPANY ORDER STATUS                 IN-PROCESS INVENTORY
                            --------------------------             ---------------------------            -------------------------
                            DELIVERED     UN-    UN-                         (3)FIRM                       PRE-     EXCESS-
                                TO      FILLED  FILLED (2)CONTRACT           UNFILLED  (4)YEAR    PRO-      PRO-     OVER-
CONTRACT                     AIRLINES   ORDERS OPTIONS  QUANTITY   DELIVERED  ORDERS  COMPLETE  DUCTION   DUCTION   AVERAGE   TOTAL
--------                    ---------   ------ ------- ----------- --------- -------- --------  -------   -------   -------   -----
717-200 ...................      44      107      149      350        52        98      2006    $ 12.3    $74.6     $58.6     $145.5
Embraer Tailcone ..........      --      120      205      480        --        --      2010        --      5.8        --        5.8
Others ....................                                                                      107.7      3.3        --      111.0
                                                                                                ------     ----     -----     ------
In-process inventory
  related to long-term
  contracts ...............                                                                     $120.0    $83.7     $58.6      262.3
                                                                                                ======    =====     =====
In-process inventory not
  related to long-term
  contracts ...............                                                                                                    301.6
                                                                                                                              ------
Balance at December 31,
  2000 ....................                                                                                                   $563.9
                                                                                                                              ======

(1) Represents the aircraft order status as reported by independent sources for the related aircraft and engine option.

(2)      Represents the number of aircraft used to obtain average unit cost.

(3) Represents the number of aircraft for which the Company has firm unfilled orders.

(4) The year presented represents the year in which the final production units included in the contract quantity are expected to be delivered. The contract may continue in effect beyond this date.

In-process inventories include significant deferred costs related to production, pre-production and excess-over-average costs for long-term contracts. The Company has pre-production inventory of $74.6 million related to design and development costs on the 717-200 program at December 31, 2000. In addition, the Company has excess-over-average inventory of $58.6 million related to costs associated with the production of the flight test inventory and the first production units on this program. The aircraft was certified by the FAA on September 1, 1999. Based on revisions to the production schedule announced by Boeing at the end of 2001, the Company reevaluated its estimated costs to complete the contract, its learning curve assumptions as well as the number of aircraft expected to be delivered. As a result of this analysis, the Company recorded a charge of $76.5 million during the fourth quarter of 2001. This charge eliminated the remaining balance of excess-over-average inventory costs yet to be recognized and reduced pre-production inventory balances down to $35.2 million as of December 31, 2001.

G. FINANCING ARRANGEMENTS

SHORT-TERM BANK DEBT At December 31, 2000, the Company had separate committed revolving credit agreements with certain banks providing for domestic lines of credit aggregating $900.0 million, an increase of $300.0 million from the prior year. Lines of credit totaling $300.0 million expire on February 18, 2004. Lines of credit under 364-day agreements totaling $300.0 million expired on March 9, 2001 and were subsequently renewed. The $300.0 million 364-day agreement added in 2000 was repaid and terminated in February 2001 in conjunction with the Company's sale of Performance Materials. Borrowings under these agreements bear interest, at the Company's option, at rates tied to the banks' certificate of deposit, Eurodollar or prime rates. Under the agreements expiring in 2004, the Company is required to pay a facility fee of 10.5 basis points per annum on the total $300.0 million committed line. According to the 364-day agreement that expired in March 2001, the Company is required to pay a facility fee of 9 basis points per annum on the total $300.0 million committed line. On these two agreements, if the amount outstanding on any bank's line of credit exceeds fifty percent of the applicable commitment, a usage fee of 10 basis points per annum on the loan outstanding is payable by the Company. On the 364-day agreement added in 2000, the Company is required to pay a 15 basis point facility fee on the total $300.0 million committed line. There is no usage fee on this agreement. At December 31, 2000, $283.0 million was outstanding pursuant to these agreements.

In addition, the Company had available formal foreign lines of credit and overdraft facilities, including a committed European revolver, of $241.1 million at December 31, 2000, of which $62.4 million was available. The European revolver is a $125.0 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. The Company uses this facility for short and long-term, local currency financing to support the growth of its European operations. At December 31, 2000, the Company's short-term borrowings under this facility were $96.1 million. The Company has effectively converted $20.5 million into fixed rate debt with an interest rate swap. The Company reduced this committed multi-currency revolving credit facility to $80 million during 2001 in conjunction with the sale of Performance Materials.

The Company also maintains uncommitted domestic money market facilities with various banks aggregating $547.4 million, of which $253.4 million of these lines were unused and available at December 31, 2000. The Company reduced its uncommitted lines of credit to $210 million in 2001 in conjunction with the sale of Performance Materials.

In December 2001, the Company updated its revolving credit facilities to more appropriately position the Company in the short-term bank credit markets. The existing committed domestic and multi-currency revolving credit facilities were replaced with a $325.0 million syndicated 364-day global revolving credit facility and a $425.0 million syndicated three-year global revolving credit facility. At December 31, 2001, $670.0 million was unused and available under these committed revolving credit facilities.

Weighted-average interest rates on outstanding short-term borrowings were 7.1 percent, 6.2 percent and 5.2 percent at December 31, 2000, 1999 and 1998, respectively. Weighted-average interest rates on short-term borrowings were 6.6 percent, 5.2 percent and 5.6 percent during 2000, 1999 and 1998, respectively.

LONG-TERM DEBT At December 31, 2000 and 1999, long-term debt and capital lease obligations consisted of:

(IN MILLIONS)                                                                    2000              1999
------------                                                                  ----------        ----------
9.625% Notes, maturing in 2001 .......................................        $       --        $    175.0
MTN notes payable ....................................................             699.0             699.0
European revolver ....................................................                --              23.1
IDRBs, maturing in 2023, 6.0% ........................................              60.0              60.0
7.5% senior notes, maturing in 2008 ..................................             300.0             300.0
6.6% senior notes, maturing in 2009 ..................................             200.0             200.0
Other debt, maturing to 2020 (interest rates from 3.0% to 8.03%) .....              37.4              36.7
                                                                              ----------        ----------
                                                                                 1,296.4           1,493.8
Capital lease obligation (Note H) ....................................               5.0               6.9
                                                                              ----------        ----------
Total ................................................................        $  1,301.4        $  1,500.7
                                                                              ==========        ==========

SENIOR NOTES In 1999, the Company issued $200.0 million of 6.6 percent senior notes due in 2009. The Company entered into a fixed-to-floating interest rate swap to manage the Company's interest rate exposure. The settlement and maturity dates on the swap are the same as those on the notes. The Company may redeem all or a portion of the notes at any time prior to maturity.

MTN NOTES PAYABLE The Company has periodically issued long-term debt securities in the public markets through a medium term note program (referred to as the MTN program), which commenced in 1995. MTN notes outstanding at December 31, 2000, consist entirely of fixed-rate non-callable debt securities. All MTN notes outstanding were issued between 1995 and 1998, with interest rates ranging from
6.5 percent to 8.7 percent and maturity dates ranging from 2008 to 2046.

IDRBS The industrial development revenue bonds maturing in 2023 were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 2000, are as follows (in millions): 2001 -- $177.2; 2002 -- $4.0; 2003 -- $1.6; 2004 -- $0.5 and 2005 --
$0.5.

The Company's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of the Company's capital stock. Under the most restrictive of these agreements, $195.9 million of income retained in the business and additional capital was free from such limitations at December 31, 2000.

H. LEASE COMMITMENTS

The Company leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 2000:

                                                                                           NONCANCELABLE
                                                                              CAPITAL        OPERATING
(IN MILLIONS)                                                                 LEASES          LEASES
-------------                                                                 -------      -------------
2001 .................................................................        $  2.8         $   25.2
2002 .................................................................           2.3             23.7
2003 .................................................................           1.9             21.1
2004 .................................................................           1.3             17.5
2005 .................................................................           0.3             15.6
Thereafter ...........................................................            --             79.2
                                                                              ------         --------
Total minimum payments ...............................................           8.6         $  182.3
                                                                                             ========
Amounts representing interest ........................................          (1.6)
                                                                              ------
Present value of net minimum lease payments ..........................           7.0
Current portion of capital lease obligations .........................          (2.0)
                                                                              ------
TOTAL ................................................................        $  5.0
                                                                              ======

Net rent expense from continuing operations consisted of the following:

(IN MILLIONS)                     2000           1999           1998
-------------                    ------         ------         ------
Minimum rentals .........        $ 28.5         $ 33.1         $ 28.4
Contingent rentals ......           1.7             --            0.3
Sublease rentals ........          (0.1)          (0.2)          (0.1)
                                 ------         ------         ------
TOTAL ...................        $ 30.1         $ 32.9         $ 28.6
                                 ======         ======         ======

I. PENSIONS AND POSTRETIREMENT BENEFITS

The Company has several noncontributory defined benefit pension plans covering eligible employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee's compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service. The Company also sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

The Company's general funding policy for qualified defined benefit pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. The Company's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 2000 and 1999. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 2000, the pension plans held 2.7 million shares of the Company's common stock with a fair value of $98.3 million. During 2000, the Company commenced a program to fund certain non-qualified defined benefit pension plans with the goal of being fully funded by the time an eligible employee reaches the age of 62. At December 31, 2001, the Company's minimum pension liability had increased to $80 million due primarily to lower returns on plan assets.

Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

The following table sets forth the status of the Company's defined benefit pension plans and defined benefit postretirement plans as of December 31, 2000 and 1999, and the amounts recorded in the Consolidated Balance Sheet at these dates. The pension and postretirement benefits related to discontinued operations retained by the Company are included in the amounts below.

                                                                      PENSION BENEFITS                OTHER BENEFITS
                                                              -------------------------------   ----------------------------
(IN MILLIONS)                                                     2000             1999             2000            1999
-------------                                                 -------------    --------------   ------------    ------------
CHANGE IN PROJECTED BENEFIT OBLIGATIONS
    Projected benefit obligation at beginning of year......   $     1,875.7    $      2,008.4   $      337.9    $      343.3
    Service cost...........................................            28.8              33.2            2.3             3.3
    Interest cost..........................................           147.1             137.5           26.1            22.7
    Amendments.............................................            (2.7)             22.6            -.-             3.6
    Actuarial (gains) losses...............................           120.5            (164.4)          19.3            (1.4)
    Acquisitions...........................................             2.6               -.-            -.-             -.-
    Plan settlements.......................................           (18.9)              -.-            -.-             -.-
    Benefits paid..........................................          (165.6)           (160.7)         (35.3)          (33.6)
                                                              -------------    --------------   ------------    ------------
    Projected benefit obligation at end of year............   $     1,987.5    $      1,876.6   $      350.3    $      337.9
                                                              -------------    --------------   ------------    ------------
CHANGE IN PLAN ASSETS
    Fair value of plan assets at beginning of year.........   $     2,147.6    $      2,098.1   $        -.-    $        -.-
    Actual return on plan assets...........................           117.2             202.2            -.-             -.-
    Acquisitions...........................................             2.8               -.-            -.-             -.-
    Company contributions..................................            34.7               9.1           35.3            33.6
    Plan settlements.......................................           (25.8)              -.-            -.-             -.-
    Benefits paid..........................................          (165.6)           (160.7)         (35.3)          (33.6)
                                                              -------------    --------------   ------------    ------------
    Fair value of plan assets at end of year...............   $     2,110.9    $      2,148.7   $        -.-    $        -.-
                                                              -------------    --------------   -------------   ------------

                                                                      PENSION BENEFITS                OTHER BENEFITS
                                                              -------------------------------   ----------------------------
(IN MILLIONS)                                                     2000             1999             2000            1999
-------------                                                 -------------    --------------   ------------    ------------
FUNDED STATUS (UNDERFUNDED)
    Funded status..........................................   $       123.4    $        271.9   $     (350.3)   $     (337.9)
    Unrecognized net actuarial loss........................           (26.8)           (203.4)         (18.2)          (36.9)
    Unrecognized prior service cost........................            55.7              70.0           (1.1)           (1.2)
    Unrecognized net transition obligation.................            27.8               8.4            -.-             -.-
                                                              -------------    --------------   ------------    ------------
    Prepaid (accrued) benefit cost.........................   $       180.1    $        146.9   $     (369.6)   $     (376.0)
                                                              =============    ==============   ============    ============
AMOUNTS RECOGNIZED IN THE
    STATEMENT OF FINANCIAL
    POSITION CONSIST OF:
    Prepaid benefit cost...................................   $       238.0    $        216.9   $        -.-    $        -.-
    Intangible asset.......................................             2.7               4.2            -.-             -.-
    Accumulated other comprehensive income.................             5.7               6.7            -.-             -.-
    Accrued benefit liability..............................           (66.3)            (80.9)        (369.6)         (376.0)
                                                              -------------    --------------   ------------    ------------
    NET AMOUNT RECOGNIZED..................................   $       180.1    $        146.9   $     (369.6)   $     (376.0)
                                                              =============    ==============   ============    ============

WEIGHTED-AVERAGE ASSUMPTIONS
    AS OF DECEMBER 31
    Discount rate..........................................            7.75%             8.00%          7.75%           8.00%
    Expected return on plan assets.........................            9.25%             9.25%          -.-             -.-
    Rate of compensation increase..........................            4.00%             4.00%          -.-             -.-

For measurement purposes, an 8.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.0 percent for 2005 and remain at that level thereafter.

The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $75.2 million, $59.6 million, respectively, as of December 31, 2000. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $88.1 million, $75.7 million and $8.6 million, respectively, as of December 31, 1999. These amounts are included in the above table.

                                                             PENSION BENEFITS                     OTHER BENEFITS
                                                       ------------------------------     -------------------------------
(IN MILLIONS)                                           2000       1999        1998        2000        1999        1998
-------------                                          -------   -------     --------     -------    --------     -------
COMPONENTS OF NET
    PERIODIC BENEFIT COST (INCOME):
    Service cost...................................    $  28.8   $  33.2     $   27.9     $   2.3    $    3.4     $   2.8
    Interest cost..................................      147.1     137.8        136.7        26.4        23.1        22.8
    Expected return on plan assets.................     (190.3)   (185.6)      (183.8)        -.-         -.-         -.-
    Amortization of prior service cost.............       12.0      11.0         25.4        (1.9)       (2.2)        -.-
    Amortization of transition obligation..........        1.1      (1.4)         0.1         -.-         -.-         -.-
    Recognized net actuarial (gain) loss...........       (8.6)     (4.1)         6.1         0.3        (0.6)       (1.5)
                                                       -------   -------     --------     -------    --------     -------
    Benefit cost (income)..........................       (9.9)     (9.1)        12.4        27.1        23.7        24.1
    Settlements and curtailments (gain)/loss.......        9.5       0.1         (7.8)        -.-         -.-         -.-
                                                       -------   -------     --------     -------    --------     -------
                                                       $  (0.4)  $  (9.0)    $    4.6     $  27.1    $   23.7     $  24.1
                                                       ========  =======     ========     =======    ========     =======

The table below quantifies the impact of a one percentage point change in the assumed health care cost trend rate.

                                                                                    1 PERCENTAGE     1 PERCENTAGE
(IN MILLIONS)                                                                            POINT           POINT
                                                                                       INCREASE        DECREASE
                                                                                    ------------     ------------
Effect on total of service and interest cost components in 2000.....................    $  1.7          $  1.5
Effect on postretirement benefit obligation as of December 31, 2000.................    $ 19.1          $ 16.6

The Company also maintains voluntary retirement savings plans for salaried and wage employees. Under provisions of these plans, eligible employees can receive Company matching contributions on up to the first 6 percent of their eligible earnings. For 2000, 1999 and 1998, Company contributions amounted to $37.5 million, $36.0 million, and $33.3 million, respectively. Company contributions include amounts related to employees of discontinued operations.

J. INCOME TAXES

Income from continuing operations before income taxes and Trust distributions as shown in the Consolidated Statement of Income consists of the following:

(IN MILLIONS)                     2000             1999            1998
-------------                    --------        --------        --------
Domestic ................        $  314.6        $  139.3        $  321.4
Foreign .................            52.4            45.7            23.3
                                 --------        --------        --------
TOTAL ...................        $  367.0        $  185.0        $  344.7
                                 ========        ========        ========

A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

(IN MILLIONS)                     2000             1999            1998
-------------                    --------        --------        --------
Current:
      Federal ...........        $ (128.7)       $   15.6        $   (6.8)
      Foreign ...........           (19.6)          (15.8)          (15.0)
      State .............            (6.2)           (7.0)           (7.5)
                                 --------        --------        --------
                                   (154.5)           (7.2)          (29.3)
                                 --------        --------        --------
Deferred:
      Federal ...........            46.1           (70.5)          (84.3)
      Foreign ...........           (12.9)          (10.9)           (7.3)
                                 --------        --------        --------
                                     33.2           (81.4)          (91.6)
                                 --------        --------        --------
         TOTAL ..........        $ (121.3)       $  (88.6)       $ (120.9)
                                 ========        ========        ========

Significant components of deferred income tax assets and liabilities at December 31, 2000 and 1999, are as follows:

(IN MILLIONS)                                                              2000             1999
-------------                                                            --------         --------
Deferred income tax assets:
   Accrual for postretirement benefits other than pensions ......        $  158.0         $  135.8
   Inventories ..................................................            42.2             20.7
   Other nondeductible accruals .................................            43.3             68.3
   Tax credit and net operating loss carryovers .................            48.6             66.4
   Employee benefits plans ......................................             8.8              9.1
   Other ........................................................            24.5             28.7
                                                                         --------         --------
      Total deferred income tax assets ..........................           325.4            329.0
                                                                         --------         --------
Deferred income tax liabilities:
   Tax over book depreciation ...................................           (55.3)           (33.6)
   Tax over book intangible amortization ........................           (46.5)           (25.5)
   Pensions .....................................................           (33.3)           (36.8)
   Capital transactions, net ....................................            21.5            (62.7)
   Other ........................................................          (119.2)          (110.5)
                                                                         --------         --------
      Total deferred income tax liabilities .....................          (232.8)          (269.1)
                                                                         --------         --------
NET DEFERRED INCOME TAXES .......................................        $   92.6         $   59.9
                                                                         ========         ========

Management has determined, based on the Company's history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and, as a result, will be realized for tax purposes over those future periods. The tax credit and net operating loss carryovers, principally relating to Rohr, are primarily comprised of federal net operating loss carryovers of $96.2 million, which expire in the years 2005 through 2013, and investment tax credit and other credits of $15.0 million, which expire in the years 2003 through 2014. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company's operating history.

The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                                                                                              PERCENT OF INCOME
                                                                                                   PRETAX
                                                                                    --------------------------------------
                                                                                     2000            1999            1998
                                                                                    ------          ------          ------

Statutory federal income tax rate.........................................            35.0%           35.0%           35.0%
Amortization of nondeductible goodwill....................................             0.7             0.8             1.1
Credits  .................................................................            (0.4)            -.-            (3.1)
State and local taxes.....................................................             1.1             2.5             1.4
Tax exempt income from foreign sales corporation..........................            (3.8)           (3.5)           (2.2)
Trust distributions.......................................................            (1.0)           (2.0)           (1.1)
Merger-related costs......................................................             -.-            11.7             -.-
Repatriation of non-U.S. earnings.........................................            (0.4)            2.0             0.9
Other items...............................................................             1.9             1.4             3.1
                                                                                    ------          ------          ------
Effective income tax rate.................................................            33.1%           47.9%           35.1%
                                                                                    ======          ======          ======

The Company has not provided for U.S. federal and foreign withholding taxes on $47.5 million of foreign subsidiaries' undistributed earnings as of December 31, 2000, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $6.9 million.

K. BUSINESS SEGMENT INFORMATION

Due to the sale of the Company's Performance Materials segment, as well as the intended spin-off of the Company's Engineered Industrial Products segment in 2002, the Company has redefined its segments in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company's operations are now classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems. Accordingly, the Company has reclassified all periods based on its revised segment reporting.

Aerostructures and Aviation Technical Services: Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The aviation technical services division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operators, aircraft leasing companies and airfreight carriers.

Landing Systems: Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and braking. Several divisions within the segment are linked by their ability to contribute to the integration design, manufacture and service of entire aircraft undercarriage systems, including sensors, landing gear, certain brake controls and wheels and brakes.

Engine and Safety Systems: Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils for both the aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

Electronic Systems: Electronic Systems produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. Included are a variety of sensors systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment's products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft interior and exterior lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment, except for merger-related and consolidation costs which are presented separately and are noted by segment below as UNUSUAL ITEMS (see Note C for additional details on these items). The accounting policies of the reportable segments are the same as those for the consolidated Company. There are no significant intersegment sales.

(in millions)                                                  2000          1999           1998
------------                                               ----------     ----------     ----------

SALES
Aerostructures and  Aviation Technical Services .....      $  1,455.5     $  1,476.9     $  1,454.9
Landing Systems .....................................         1,057.7        1,060.6        1,004.3
Engine and Safety Systems ...........................           644.4          594.4          555.8
Electronic Systems ..................................           542.9          514.3          495.3
                                                           ----------     ----------     ----------
      TOTAL SALES ...................................      $  3,700.5     $  3,646.2     $  3,510.3
                                                           ==========     ==========     ==========

OPERATING INCOME
Aerostructures and  Aviation Technical Services .....      $    209.0     $    216.8     $    201.0
Landing Systems .....................................           149.0          147.1          111.9
Engine and Safety Systems ...........................           117.5          102.2           97.9
Electronic Systems ..................................           118.1           95.6           94.7
                                                           ----------     ----------     ----------
                                                                593.6          561.7          505.5
Corporate General and Administrative Expenses .......           (59.7)         (59.3)         (54.4)
Merger-related and Consolidation Costs ..............           (44.2)        (228.3)         (10.5)
                                                           ----------     ----------     ----------
      TOTAL OPERATING INCOME ........................      $    489.7     $    274.1     $    440.6
                                                           ==========     ==========     ==========

UNUSUAL ITEMS
Aerostructures and  Aviation Technical Services .....      $      3.7     $      6.2     $     10.5
Landing Systems .....................................            25.3           17.0             --
Engine and Safety Systems ...........................             1.7             --             --
Electronic Systems ..................................             0.4            9.0             --
                                                           ----------     ----------     ----------
      TOTAL SEGMENT UNUSUAL ITEMS                          $     31.1     $     32.2     $     10.5
                                                           ==========     ==========     ==========

ASSETS
Aerostructures and  Aviation Technical Services .....      $  1,238.1     $  1,149.3     $  1,072.1
Landing Systems .....................................           935.8          903.3          840.6
Engine and Safety Systems ...........................           516.6          385.0          386.6
Electronic Systems ..................................           821.9          608.1          570.3
Net Assets of Discontinued Operations ...............         1,130.6        1,152.0        1,126.6
Corporate ...........................................           495.9          424.9          419.6
                                                           ----------     ----------     ----------
      TOTAL ASSETS ..................................      $  5,138.9     $  4,622.6     $  4,415.8
                                                           ==========     ==========     ==========

CAPITAL EXPENDITURES
Aerostructures and  Aviation Technical Services .....      $     39.0     $     49.7     $     60.7
Landing Systems .....................................            42.5           62.1           58.4
Engine and Safety Systems ...........................            26.9           22.5           23.3
Electronic Systems ..................................            11.5            7.0           18.2
Corporate ...........................................            13.9            3.4            2.4
                                                           ----------     ----------     ----------
      TOTAL CAPITAL EXPENDITURES ....................      $    133.8     $    144.7     $    163.0
                                                           ==========     ==========     ==========

(in millions)                                                                2000            1999             1998
-------------                                                            -----------     -----------      ------------

DEPRECIATION AND AMORTIZATION EXPENSE
Aerostructures and  Aviation Technical Services......................    $      44.7     $      39.9      $       36.3
Landing Systems......................................................           64.8            46.7              40.6
Engine and Safety Systems............................................           24.5            20.9              19.8
Electronic Systems...................................................           30.7            27.2              25.7
Corporate............................................................            0.7             2.9               2.0
                                                                         -----------     -----------      ------------
TOTAL DEPRECIATION AND AMORTIZATION..................................    $     165.4     $     137.6      $      124.4
                                                                         ===========     ===========      ============

GEOGRAPHIC AREAS
NET SALES
United States........................................................    $   1,872.7     $   2,495.5      $    2,494.6
Canada   ............................................................          166.5           112.6             109.2
Europe(1)............................................................        1,043.9           761.2             661.1
Other Foreign........................................................          617.4           276.9             245.4
                                                                         -----------     -----------      ------------
      TOTAL..........................................................    $   3,700.5     $   3,646.2      $    3,510.3
                                                                         ===========     ===========      ============

PROPERTY
United States........................................................    $     818.4     $     746.2      $      735.8
Canada   ............................................................           53.0            49.7              52.1
Europe   ............................................................           20.3            31.9              25.8
Other Foreign........................................................            5.3             8.6               2.2
                                                                         -----------     -----------      ------------
      TOTAL..........................................................    $     897.0     $     836.4      $      815.9
                                                                         ===========     ===========      ============

(1) European sales in 2000, 1999 and 1998 included $336.3 million, $328.8 million and $246.8 million, respectively, of sales to customers in France. Sales were allocated to geographic areas based on the country to which the product was shipped.

In 2000, 1999 and 1998, sales to Boeing totaled 20 percent, 23 percent and 21 percent, respectively, of consolidated sales. In 2000, 1999 and 1998, sales to Airbus totaled 13 percent, 13 percent and 11 percent, respectively, of consolidated sales.

L. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                        CHARGED
                                                           BALANCE     TO COSTS                                    BALANCE
                                                          BEGINNING       AND                                      AT END
(IN MILLIONS)                                              OF YEAR      EXPENSE       OTHER(1)   DEDUCTIONS(2)     OF YEAR
-------------                                              -------      -------       --------   -------------     -------

RECEIVABLE ALLOWANCE
Year ended December 31, 2000.........................     $   20.1    $   15.6      $    --      $  (7.1)        $   28.6
Year ended December 31, 1999.........................         19.6         1.9           --         (1.4)            20.1
Year ended December 31, 1998.........................         17.7         4.8         (0.3)        (2.6)            19.6

(1)      Allowance related to acquisitions
(2)      Write-off of doubtful accounts, net of recoveries

(IN MILLIONS)                                        2000                    1999
-------------                                  ---------------        --------------

PROPERTY
Land. .......................................  $         40.3         $        40.2
Buildings and improvements...................             566                 523.9
Machinery and equipment......................         1,167.6               1,093.7
Construction in progress.....................            84.3                  88.1
                                               --------------         -------------
                                                      1,858.2               1,745.9
Less allowances for depreciation.............          (961.2)               (909.5)
                                               --------------         -------------
TOTAL .......................................  $        897.0         $       836.4
                                               ==============         =============

Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $19.6 million at December 31, 2000 and 1999. Related allowances for depreciation and amortization are $7.5 million and $6.5 million, respectively. Interest costs capitalized from continuing operations were $1.0 million in 2000, $3.4 million in 1999 and $3.7 million in 1998.

(IN MILLIONS)                                                     2000          1999
                                                               ---------     ---------

ACCRUED EXPENSES
Wages, vacations, pensions and other employment costs ...      $   166.0     $   151.8
Postretirement benefits other than pensions .............           35.2          31.3
Taxes, other than federal and foreign taxes on income ...           21.9          53.3
Accrued environmental liabilities .......................           22.9          12.5
Accrued interest ........................................           43.4          41.7
Merger costs ............................................           58.2          43.9
Other ...................................................          167.8         140.8
                                                               ---------     ---------
        TOTAL ...........................................      $   515.4     $   475.3
                                                               =========     =========

(IN MILLIONS) ...........................................         2000          1999
-------------                                                  ---------     ---------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation .................      $   (53.9)    $   (37.5)
Minimum pension liability ...............................           (3.8)         (4.3)
                                                               ---------     ---------
TOTAL ...................................................      $   (57.7)    $   (41.8)
                                                               =========     =========

The minimum pension liability amounts above are net of deferred taxes of $1.9 and $2.4 million in 2000 and 1999, respectively.

FAIR VALUES OF FINANCIAL INSTRUMENTS The Company's accounting policies with respect to financial instruments are described in Note A.

The carrying amounts of the Company's significant on balance sheet financial instruments approximate their respective fair values at December 31, 2000 and 1999, except for the Company's long-term debt.

                                                                          2000                      1999
                                                                          ----                      ----
                                                                 CARRYING       FAIR       CARRYING        FAIR
(IN MILLIONS)                                                      VALUE       VALUE        VALUE         VALUE
-------------                                                      -----       -----        -----         -----
Long-term debt...............................................    $1,480.6     $1,402.4     $1,512.8      $1,407.0
QUIPS (see Note P)............................................   $  124.5     $  122.7     $  124.0      $  110.4

Off balance sheet derivative financial instruments at December 31, 2000 and 1999 were as follows:

                                                                       2000                   1999
                                                                       ----                   ----
                                                              CONTRACT/              CONTRACT/
                                                              NOTIONAL     FAIR      NOTIONAL      FAIR
(IN MILLIONS)                                                  AMOUNT      VALUE      AMOUNT       VALUE
-------------                                                  ------      -----      ------       -----
Interest rate swaps..........................................  $ 220.5    $ (1.2)     $ 223.1     $(16.6)
Foreign currency forward contracts...........................     10.7        --         26.3        0.3

At December 31, 2000 and 1999 the Company had an interest rate swap agreement to manage the Company's fixed interest rate exposure on its $200.0 million senior notes, wherein the Company pays a LIBOR-based floating rate of interest and receives a fixed rate. At December 31, 2000 and 1999 the Company also had an interest rate swap agreement, hedging a portion of the variable interest expense for the European Revolver, according to which the Company pays a fixed rate and receives a floating rate of interest tied to the Euro InterBank Offered Rate ("EURIBOR").

At December 31, 2000 and 1999 the Company had forward exchange contracts to hedge trade receivables and payables as well as intercompany transactions. These contracts mature within one year.

The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

The Company has an outstanding contingent liability for guaranteed debt and lease payments of $14.8 million, and for letters of credit of $37.2 million. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company's results of operations or financial condition.

M. SUPPLEMENTAL CASH FLOW INFORMATION

The following table sets forth non-cash financing and investing activities and other cash flow information. Acquisitions accounted for under the purchase method are summarized as follows:

(IN MILLIONS)                                                                2000           1999             1998
-------------                                                                ----           ----             ----

Estimated fair value of tangible assets acquired.....................    $     200.1     $      20.9      $        6.4
Goodwill and identifiable intangible assets acquired ................          109.0            58.3              49.7
Cash paid............................................................         (246.8)          (56.5)            (49.0)
                                                                         -----------     -----------      ------------
Liabilities assumed or created.......................................    $      62.3     $      22.7      $        7.1
                                                                         ===========     ===========      ============

Interest paid (net of amount capitalized)............................    $     165.1     $     126.9      $      120.7
Income taxes paid....................................................    $     204.8     $      66.3      $       45.9

Interest and income taxes paid include amounts related to discontinued operations.

N. PREFERRED STOCK

There are 10,000,000 authorized shares of Series Preferred Stock -- $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 2000, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

CUMULATIVE PARTICIPATING PREFERRED STOCK -- SERIES F The Company has 200,000 shares of Junior Participating Preferred Stock-Series F -- $1 par value authorized at December 31, 2000. Series F shares have preferential voting, dividend and liquidation rights over the Company's common stock. At December 31, 2000, no Series F shares were issued or outstanding and 127,039 shares were reserved for issuance.

On August 2, 1997, the Company made a dividend distribution of one Preferred Share Purchase Right ("Right") on each share of the Company's common stock. These Rights replace previous shareholder rights which expired on August 2, 1997. Each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series F Stock at a price of $200 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of the Company's common stock.

The Rights are not exercisable or transferable apart from the common stock until an Acquiring Person, as defined in the Rights Agreement, without the prior consent of the Company's Board of Directors, acquires 20 percent or more of the voting power of the Company's common stock or announces a tender offer that would result in 20 percent ownership. The Company is entitled to redeem the Rights at 1 cent per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of the Company's common stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Series F Stock having a market value of twice the Right's exercise price.

Holders of the Right are entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of the Company's voting power, the Company is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or the Company sells 50 percent or more of its assets or earnings power to another person. The Rights expire on August 2, 2007.

O. COMMON STOCK

During 2000, 1999 and 1998, 1.230 million; 0.540 million and 1.078 million shares, respectively, of authorized but unissued shares of common stock were issued under the Stock Option Plan and other employee stock-based compensation plans.

On July 12, 1999, 35.472 million shares of common stock were issued in connection with the merger with Coltec (see Note B).

During 1998, 1.235 million shares of authorized but previously unissued shares of common stock were issued upon conversion of Rohr debentures that were extinguished in late 1997.

The Company acquired 9.330 million, 0.085 million and 0.628 million shares of treasury stock in 2000, 1999 and 1998, respectively, and reissued 0.198 and
0.099 million in 2000 and 1999, respectively, in connection with the Stock Option Plan and other employee stock-based compensation plans. In 1998, 0.015 million shares of common stock previously awarded to employees were forfeited and restored to treasury stock.

During 1998, 1.602 million shares were repurchased by a pooled company (Coltec).

As of December 31, 2000, there were 10.878 million shares of common stock reserved for future issuance under the Stock Option Plan and other employee stock-based compensation plans and 2.866 million shares of common stock reserved for conversion of the 5 1/4% Trust Convertible Preferred Securities.

P. PREFERRED SECURITIES OF TRUST

In April 1998, Coltec privately placed with institutional investors $150 million (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4% Trust Convertible Preferred Securities ("Convertible Preferred Securities"). The placement of the Convertible Preferred Securities was made through Coltec's wholly-owned subsidiary, Coltec Capital Trust ("Coltec Trust"), a newly-formed Delaware business trust. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Coltec Trust. Substantially all the assets of the Coltec Trust are the 5 1/4% Convertible Junior Subordinated Deferrable Interest Debentures due April 15, 2028, which were acquired with the proceeds from the private placement of the Convertible Preferred Securities. Coltec's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Coltec Trust, the Guarantee of Coltec and the Guarantee of the Company, taken together, constitute a full and unconditional guarantee by the Company of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of the Company at an effective conversion price of $52.33 per share and are redeemable at the Company's option after April 20, 2001 at 102.63% of the liquidation amount declining ratably to 100% after April 20, 2004. Following the spin-off, the Convertible Preferred Securities will be convertible into a combination of Goodrich and EnPro common stock. As the Convertible Preferred Securities will remain as part of the EnPro capital structure following the spin-off amounts associated with the Convertible Preferred Securities have been segregated and reported as discontinued operations in the Consolidated Statement of Income and Consolidated Balance Sheet.

On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust ("Trust") which is consolidated by the Company, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, due 2025 ("Junior Subordinated Debentures") issued by the Company, which represent approximately 97 percent of the total assets of the Trust. The Company used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D.

The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. The Company has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of the Company's common stock within two years preceding the date fixed for redemption.

The Company has unconditionally guaranteed Coltec's obligations under the Convertible Junior Subordinated Debentures. The Company also has unconditionally guaranteed all distributions required to be made by the Trust and the Coltec Trust (collectively, the "Trusts"), but only to the extent the Trusts have funds legally available for such distributions. The only source of funds for the Trusts to make distributions to preferred security holders is the payment by the Company of interest on the Junior Subordinated Debentures or the payment of interest on the Convertible Junior Subordinated Debentures, as applicable. The Company and Coltec, have the right to defer such interest payments for up to five years. If the Company or Coltec defers any interest payments, it may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the applicable trust.

Q. STOCK OPTION PLAN

The Stock Option Plan, which will expire on April 19, 2004, unless renewed, provides for the awarding of or the granting of options to purchase 5,000,000 shares of common stock of the Company. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of fair market value (as defined) on the date of grant.

The Company also has outstanding stock options under other employee stock-based compensation plans, including the pre-merger plans of Coltec and Rohr. These stock options are included in the disclosures below.

Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                  2000            1999              1998
                                                                  ----            ----              ----

Risk-Free Interest Rate (%)................................        5.0             6.7               4.7
Dividend Yield (%).........................................        3.4             3.5               2.8
Volatility Factor (%)......................................       37.5            36.0              31.0
Weighted Average Expected Life of the Options (years)......        7.0             7.0               4.5

The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted during 2000, 1999 and 1998 were $8.65, $12.13 and $10.36, respectively.

For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of the options is amortized to expense over the options vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of the Company's common stock. The Company's pro forma information is as follows:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                   2000       1999       1998
---------------------------------------                                   ----       ----       ----

Net income:
      As reported....................................................    $325.9     $169.6     $353.7
      Pro forma......................................................     320.6      157.3      345.9
Earnings per share:
Basic:
      As reported....................................................    $ 3.11     $ 1.54     $ 3.21
      Pro forma......................................................      3.06       1.43       3.14
Diluted:
      As reported....................................................    $ 3.04     $ 1.55     $ 3.14
      Pro forma......................................................      3.00       1.44       3.08

The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of effects on reported net income for future years. The pro forma effect in 1999 includes $2.6 million after-tax expense related to acceleration of vesting in connection with the Coltec merger. Additional awards in future years are anticipated.

A summary of the Company's stock option activity and related information follows:

(OPTIONS IN THOUSANDS)                                                     WEIGHTED AVERAGE
YEAR ENDED DECEMBER 31, 2000                           OPTIONS               EXERCISE PRICE
----------------------------                           -------               --------------

Outstanding at beginning of Year..............         7,811.1              $       30.10
    Granted...................................         2,483.7              $       26.66
    Exercised.................................        (1,401.6)             $       22.10
    Forfeited.................................          (373.6)             $       32.62
                                                     ---------
Outstanding at end of year....................         8,519.6              $       31.41
                                                     =========
Year Ended December 31, 1999
Outstanding at beginning of Year..............         7,093.4              $       30.18
    Granted...................................         1,480.1              $       35.85
    Exercised.................................          (477.7)             $       25.67
    Forfeited.................................          (193.5)             $       36.92
    Expired...................................           (91.2)             $       42.22
                                                     ---------
Outstanding at end of year....................         7,811.1              $       30.10
                                                     =========
Year Ended December 31, 1998
Outstanding at beginning of Year..............         6,963.6              $       27.90
    Granted...................................         1,286.4              $       41.24
    Exercised.................................        (1,054.7)             $       27.63
    Forfeited.................................           (99.8)             $       36.17
    Expired...................................            (2.1)             $       38.04
                                                     ---------
Outstanding at end of year....................         7,093.4              $       30.18
                                                     =========

The following table summarizes information about the Company's stock options outstanding at December 31, 2000:

                                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                         --------------------------------------------        --------------------------------
                           NUMBER                             WEIGHTED
                         OUTSTANDING  WEIGHTED AVERAGE         AVERAGE          WEIGHTED
RANGE OF                     (IN          REMAINING           EXERCISE     NUMBER EXERCISABLE      AVERAGE
EXERCISE PRICES          THOUSANDS)   CONTRACTUAL LIFE          PRICE        (IN THOUSANDS)    EXERCISE PRICE
---------------          ----------   ----------------          -----        --------------    --------------

$11.96-- $24.44.....      1,975.6         4.2 years           $ 19.44           1,957.6            $  19.41
$25.53-- $29.11.....      2,669.7         8.4 years             26.72             814.6               27.00
$30.18-- $39.88.....      2,228.4         7.2 years             36.32           1,569.1               36.43
$40.13-- $49.06.....      1,645.9         6.7 years             41.33           1,627.3               41.31
                          -------                                               -------
Total...............      8,519.6                                               5,968.6
                          =======                                               =======

During 2000, 1999 and 1998, restricted stock awards for 12,300; 89,810 and 52,886 shares, respectively, were made including those made to employees of discontinued operations. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests two years and ten months after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the vesting period. In 2000, 1999 and 1998, $0.3 million, $3.2 million and $1.5 million, respectively, was charged to expense of continuing operations for restricted stock awards. Of the $3.2 million of expense recognized in 1999, $2.8 million related to acceleration of vesting in connection with the Coltec merger.

The Stock Option Plan also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of the Company. In 1995, the Compensation Committee of the Board of Directors awarded 566,200 shares and established performance objectives that are based on attainment of an average return on equity over the three year plan cycle ending in 1997. Since the Company exceeded all of the performance objectives established in 1995, an additional 159,445 shares were awarded to key executives in 1998.

Prior to 1998, the market value of performance shares awarded under the plan was recorded as unearned restricted stock. In 1998, the Company changed the plan to a phantom performance share plan. Dividends accrue on phantom shares and are reinvested in additional phantom shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. During 2000 and 1999, the Company issued 856,800 and 304,780 phantom performance shares including those made to employees of discontinued operations, respectively. During 2000, 1999 and 1998, 50,500; 34,263 and 10,356 performance shares, respectively, were forfeited. In 2000, 1999 and 1998, $8.9 million, $3.1 million and $1.3 million, respectively, was charged to expense of continuing operations for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 2000, 1999 and 1998 would have been $23.12, $35.66 and $45.47 per share, respectively.

In 2000, a final pro rata payout (approximately 127,000 shares) of the 1998 and 1999 awards was made in connection with the Company's adoption of new performance measures (approximately 10,000 of these shares were not issued as they were deferred by recipients). In 1999, a partial payout (approximately 83,000 shares) of the 1998 awards was made under change in control provisions as a result of the Coltec merger.

On September 17, 2001, the Company announced a program to repurchase up to $300 million of its common stock and has purchased 2.5 million shares through December 31, 2001. The total cost of these shares was approximately $50 million with an average price of $20.29 per share.

R. DISCONTINUED OPERATIONS - The disposition of the Performance Materials segment and the proposed spin-off of the Engineered Industrial Products segments represent the disposal of segments under APB Opinion No. 30 ("APB 30"). Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of Performance Materials and Engineered Industrial Products have been segregated in the Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows.

The following summarizes the results of discontinued operations:

(DOLLARS IN MILLIONS)                                                         2000              1999              1998
                                                                            --------          --------          --------
         Sales:
           Performance Materials                                            $1,167.7          $1,217.7          $1,195.6
           Engineered Industrial Products                                      663.3             673.6             748.9
                                                                            --------          --------          --------
                                                                            $1,831.0          $1,891.3          $1,944.5
                                                                            ========          ========          ========

         Pretax income:
           Performance Materials                                            $   69.0          $   52.3          $   86.3
           Engineered Industrial Products                                       94.4              97.2             163.2
                                                                            --------          --------          --------
                                                                            $  163.4          $  149.5          $  249.5
                                                                            --------          --------          --------

         Income tax expense                                                 $   64.8          $   57.9          $   97.6
                                                                            --------          --------          --------

         Income from discontinued operations                                $   90.7          $   83.7          $  144.7
                                                                            ========          ========          ========

PERFORMANCE MATERIALS

On February 28, 2001, the Company completed the sale of its Performance Materials segment to an investor group led by AEA Investors, Inc. for approximately $1.4 billion. Total net proceeds, after anticipated tax payments and transaction costs, included approximately $1 billion in cash and $172 million in payment-in-kind ("PIK") debt securities issued by the buyer. Payment-in-kind refers to the issuer's ability to issue additional debt securities with identical terms and maturities as the original debt securities as opposed to making interest payments in cash. The notes have a term of 10.5 years, and bear interest at a rate of 13 percent, which increases to 15 percent if cash interest payments do not commence after the fifth year. The transaction resulted in an after-tax gain of $93.5 million and is subject to certain post closing adjustments (e.g. working capital adjustments).

The Company has calculated a $25 million working capital adjustment in its favor, which has been considered in the after-tax gain noted above. The buyer is disputing the Company's working capital adjustment and has asserted that the Company owes the buyer approximately $10 million under the purchase and sale agreement. Should the parties not be able to settle their differences, the disputed matters will be forwarded to an independent third party for resolution. Such resolution will be final and binding on all parties. The Company expects to finalize the working capital adjustment during 2002.

Pursuant to the terms of the transaction, the Company retained certain assets and liabilities (primarily pension, postretirement and environmental liabilities) of the Performance Materials segment. The Company has also agreed to indemnify the buyer for liabilities arising from certain events as defined in the agreement. Such indemnification is not expected to be material to the Company's financial condition, but could be material to the Company's results of operations in a given period. During 2001, the Company also completed the sale of the segment's Electronic Materials business which had been included in the retained assets noted above.

ENGINEERED INDUSTRIAL PRODUCTS

In September 2001, the Company announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products ("EIP") segment to shareholders. The spin-off will be effected through a tax-free distribution to the Company's shareholders of all of the capital stock of EnPro Industries, Inc. ("EnPro"), a newly formed wholly-owned subsidiary of the Company.

The EIP segment is currently owned by Coltec Industries Inc ("Coltec"), a wholly-owned subsidiary of Goodrich. Prior to the Distribution, Coltec's aerospace business will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend all of the assets, liabilities and operations of Coltec's aerospace business, including these assumed balances. Following the spin-off, Coltec will be a wholly-owned subsidiary of EnPro and Coltec's aerospace businesses will be owned by Goodrich.

It is anticipated that the $150 million of outstanding Coltec Capital Trust convertible trust preferred securities will remain outstanding as a part of the EnPro capital structure. Certain payments with respect to these securities are guaranteed by Coltec and the Company, and are expected to be guaranteed by EnPro. Following the spin-off, these securities will be convertible into a combination of Goodrich and EnPro common stock. Separately, the Company expects that it will offer to exchange the $300 million of Coltec's 7.5% Senior Notes due 2008 for similar Company debt securities prior to the spin-off. Assuming this exchange offer is fully subscribed, EnPro will have total debt and convertible trust preferred securities of approximately $165 million at the time of the spin-off. The Company also contemplates that a new EnPro senior secured revolving credit facility will be in place after the spin-off.

Although the spin-off is subject to certain conditions, no consents are required from the Company's security holders or the holders of Coltec's outstanding debt or convertible trust preferred securities to complete the spin-off. The Company expects to complete the spin-off in the second quarter of 2002.

ENGINEERED INDUSTRIAL PRODUCTS - CONTINGENCIES

Asbestos

Garlock and Anchor. Two subsidiaries of Coltec, Garlock Sealing Technologies, LLC ("Garlock") and The Anchor Packing Company ("Anchor"), have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although there can be no assurance that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

The Company believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as Garlock's gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the EPA. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock's sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and worldwide mid-2001.

Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock's historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2000 and 1999 increased over prior periods.

Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature of the disease alleged, the occupation of the plaintiff, the presence or absence of other possible causes of the plaintiff's alleged illness, the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock's allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

When a settlement demand is not reasonable given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock's share of adverse verdicts in these cases in 2000, 1999 and 1998 totaled less than $7 million in the aggregate, and some of those verdicts are on appeal.

Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

The insurance coverage available to Garlock is substantial. At December 31, 2000, Garlock had available $1.098 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $59 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $210 million has been committed to claim settlements not yet paid by Garlock. Thus, at December 31, 2000, $829 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, there can be no assurance that any or all of these defenses will be successful in the future.

Arrangements with Garlock's insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock currently is limited to $80 million per year ($60 million in 1999 and 1998), covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. There can be no assurance that Garlock will be successful as to any or all of these options.

In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

The Company records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance. These amounts are reflected within discontinued operations in the Company's consolidated balance sheet and statement of cash flows. A table is provided below depicting quantitatively the items discussed above.

                                                                               2000                1999                1998
                                                                             --------           ---------           ----------
(number of cases)
New Actions Filed During the Year(1)                                           36,200              30,200               34,400
Actions in Advanced Stages at Year-End                                          5,800               8,300                4,700
Open Actions at Year-End                                                       96,300              96,000              101,400

(dollars in millions at Year-End)
Estimated Liability for Settled Claims and Actions
  in Advanced Stages of Processing(2)                                        $  231.2           $   163.1           $    112.5
Estimated Amounts Recoverable From Insurance(2)(3)                           $  285.7           $   188.2           $    128.0

(dollars in millions)
Payments(2)                                                                  $  119.7           $    84.5           $     53.7
Insurance Recoveries(2)                                                          83.3                65.2                 54.7
                                                                             --------           ---------           ----------
Net Cash Flow(3)                                                             $  (36.4)          $   (19.3)          $      1.0
                                                                             ========           =========           ==========

(1) Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

(2) Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3) Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock's insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

As shown in the table above, the number of new actions filed during 2000 increased over 1999. The Company believes this increase represents the acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. The Company believes the number of new actions will decrease in future years due, in part, to the previously-described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, there can be no assurance that the number of new claims filed will not remain at current levels or increase in future years.

Garlock and Anchor recorded charges to operations amounting to approximately $8 million in each of 2000, 1999 and 1998, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

Garlock and Anchor paid $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2000 and 1999, respectively. The amount of payments in 2000 was consistent with their expectation that payments during 2000 would be higher than in 1999.

Considering the foregoing, as well as the experience of the Company's subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, the Company believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on the Company's consolidated financial condition, but could be material to the Company's consolidated results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows.

Coltec and some of its subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant and insurance coverage is available to Coltec. Based on the above, the Company believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

Coltec, Garlock, Anchor and some of Coltec's other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on past experience, the Company believes that these categories of claims are not likely to have a material adverse effect on the Company's consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

Other Contingent Liability Matters

Coltec has some contingent liabilities related to discontinued operations of its predecessors and for which it retained liability or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to Coltec's former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to Coltec's former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against Coltec related to these former subsidiaries. However, such claims could arise in the future. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to Coltec's periods of ownership of these companies.

NOTE S: CONTINGENCIES

GENERAL

There are pending or threatened against the Company or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. The Company believes that any liability that may finally be determined with respect to such claims, lawsuits and proceedings should not have a material effect on its consolidated financial position or results of operations. From time to time, the Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

ENVIRONMENTAL

The Company is subject to various domestic and international environmental laws and regulations which may require that it investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which the Company has been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under these laws.

Environmental liabilities are recorded when the Company's liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The accruals are reviewed periodically and, as investigations and remediations proceed, adjustments are made as necessary. Accruals for losses from environmental remediation obligations do not consider the effects of inflation, and anticipated expenditures are not discounted to their present value. The accruals are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites and an assessment of the likelihood that such parties will fulfill their obligations at such sites. The measurement of environmental liabilities by the Company is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration the Company's prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of the Company's environmental experts in consultation with outside environmental specialists, when necessary.

Estimates of the Company's liability are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as investigation and remediation of these sites proceeds, it is likely that adjustments in the Company's accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company's results of operations in a given period, but the amounts, and the possible range of loss in excess of the amounts accrued, are not reasonably estimable. Based on currently available information, however, management does not believe that future environmental costs in excess of those accrued with respect to sites with which the Company has been identified are likely to have a material adverse effect on the Company's financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on the Company's results of operations in a given period.

At December 31, 2000, the Company's reserves for environmental remediation obligations totaled $92.1 million, of which $26.1 million was included in accrued liabilities. Of the $92.1 million, $15.7 million is associated with ongoing operations and $76.4 million is associated with businesses previously disposed of or discontinued.

The timing of expenditures depends on a number of factors that vary by site, including the nature and extent of contamination, the number of potentially responsible parties, the timing of regulatory approvals, the complexity of the investigation and remediation, and the standards for remediation. The Company expects that it will expend present accruals over many years, and will complete remediation of all sites with which it has been identified in up to thirty years. This period includes operation and monitoring costs which are generally incurred over 15 years.

TOLO LITIGATION

In May 2000, the Company and its subsidiary Rohr, Inc. ("Rohr"), were served with complaints in a lawsuit filed in the Superior Court of Orange County, California, by former shareholders and certain former employees of Tolo, Inc. Tolo, Inc. is a subsidiary of Rohr that was acquired in 1997. The former shareholders alleged that the Company and Rohr breached the stock purchase agreement by failing to pay $2.4 million under the terms of the agreement. In September 2001, a jury found that the Company was liable to the shareholders for the $2.4 million retained by Rohr under the stock purchase agreement and was also assessed punitive damages of $48 million. The court subsequently reduced the punitive damage award to $24 million.

At the time of the purchase the Company established a reserve of $2.4 million relating to the amount withheld by Rohr pursuant to the stock purchase agreement. The Company has not established an accrual for the punitive damages award of $24 million, which was based on the plaintiff"s fraudulent concealment claim, for the reasons set forth below.

The Company and its legal counsel believe that there were numerous points of reversible error in the trial that make it more likely than not that the judgment will be reversed or vacated on appeal. First, the Company believes that the plaintiffs' fraud claim is legally deficient under California law and should be reversed. If the fraud claim is not reversed, defendants' should, at a minimum, be granted a new trial on the fraudulent concealment claim because the trial court permitted plaintiffs to add this claim late in the trial but did not allow the Company to introduce evidence to defend against it. The Company also believes that the trial court made numerous prejudicial errors regarding the admission and exclusion of evidence relating to the fraud claims, which further supports the grant of a new trial. And finally, the Company believes that the trial court's directed verdict on plaintiffs' breach of contract claim should be set aside and a new trial granted because, among other things, there was sufficient evidence for the jury to find for the defendants on this claim.

DISCONTINUED OPERATIONS

Contingencies associated with Coltec and its subsidiaries, including asbestos-related liabilities, are discussed in Note R to the Consolidated Financial Statements. After the spin-off is completed, it is possible that asbestos-related claims might be asserted against the Company on the theory that it has some responsibility for the asbestos-related liabilities of Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to the Company's ownership of Coltec. Also, it is possible that a claim could be asserted against the Company that Coltec's dividend of its aerospace business to the Company prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from the Company on behalf of Coltec of the fair market value of the dividend.

No such claims have been asserted against the Company to date. The Company believes that it would have substantial legal defenses against any such claims. Any such claims would require, as a practical matter, that Coltec's subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and is unable to meet its financial obligations. The Company believes any such claims would be without merit and that Coltec will be solvent both before and after the dividend. If any such claims were successful, the Company believes it would not have a material adverse effect on its financial condition, but could have a material adverse effect on its results of operations or cash flows in a particular period.

QUARTERLY FINANCIAL DATA (UNAUDITED) (1)

                                                           2000 QUARTERS                               1999 QUARTERS
                                              ----------------------------------------    ----------------------------------------
(DOLLARS IN MILLIONS)                          FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH
---------------------                         -------    -------    -------    -------    -------    -------    -------    -------
BUSINESS SEGMENT SALES:
  Aerostructures and Aviation
     Technical Services ...................   $ 357.6    $ 348.4    $ 375.4    $ 374.1    $ 387.5    $ 421.2    $ 332.4    $ 335.8
  Landing Systems .........................     260.1      259.0      265.9      272.7      262.5      279.9      261.5      256.7
  Engine and Safety Systems ...............     154.9      160.0      158.7      170.8      151.2      144.8      143.3      155.1
  Electronic Systems ......................     127.5      139.3      132.4      143.7      132.7      127.0      124.9      129.7
                                              -------    -------    -------    -------    -------    -------    -------    -------
     TOTAL SALES ..........................   $ 900.1    $ 906.7    $ 932.4    $ 961.3    $ 933.9    $ 972.9    $ 862.1    $ 877.3
                                              =======    =======    =======    =======    =======    =======    =======    =======
GROSS PROFIT(2) ...........................   $ 244.6    $ 252.9    $ 259.0    $ 267.8    $ 241.0    $ 257.4    $ 238.4    $ 257.7
                                              =======    =======    =======    =======    =======    =======    =======    =======
OPERATING INCOME (LOSS):
  Aerostructures and Aviation
     Technical Services ...................   $  48.9    $  49.0    $  57.3    $  53.8    $  56.5    $  55.4    $  44.8    $  60.1
  Landing Systems .........................      37.3       35.1       35.7       40.9       36.8       42.5       36.5       31.3
  Engine and Safety Systems ...............      28.0       30.8       28.3       30.4       25.9       25.9       25.1       25.3
  Electronic Systems ......................      25.2       27.6       33.1       32.2       24.5       21.8       25.1       24.2
  Corporate ...............................     (13.9)     (13.7)     (14.2)     (17.9)     (21.7)     (14.1)     (10.7)     (12.8)
  Merger-Related and Consolidation
    Costs .................................      (5.4)     (15.4)      (8.3)     (15.1)       -.-      (10.1)    (191.2)     (27.0)
                                              -------    -------    -------    -------    -------    -------    -------    -------
TOTAL OPERATING INCOME (LOSS) .............   $ 120.1    $ 113.4    $ 131.9    $ 124.3    $ 122.0    $ 121.4    $ (70.4)   $ 101.1
                                              =======    =======    =======    =======    =======    =======    =======    =======
INCOME (LOSS) FROM:
  Continuing Operations ...................   $  58.7    $  54.2    $  61.1    $  61.2    $  61.5    $  62.7    $ (89.3)   $  51.1
  Discontinued Operations .................      27.4       27.5       18.8       17.0       14.8       35.2       18.4       15.2
                                              -------    -------    -------    -------    -------    -------    -------    -------
NET INCOME (LOSS) .........................   $  86.1    $  81.7    $  79.9    $  78.2    $  76.3    $  97.9    $ (70.9)   $  66.3
                                              =======    =======    =======    =======    =======    =======    =======    =======
Basic Earnings (Loss) Per Share:
  Continuing Operations ...................   $  0.54    $  0.51    $  0.60    $  0.60    $  0.56    $  0.57    $ (0.81)   $  0.46
  Discontinued Operations .................   $  0.25    $  0.26    $  0.19    $  0.17    $  0.14    $  0.32    $  0.17    $  0.14
                                              -------    -------    -------    -------    -------    -------    -------    -------
  Net Income ..............................   $  0.79    $  0.77    $  0.79    $  0.77    $  0.70    $  0.89    $ (0.64)   $  0.60
                                              =======    =======    =======    =======    =======    =======    =======    =======
Diluted Earnings (Loss) Per Share:
  Continuing Operations ...................   $  0.52    $  0.49    $  0.57    $  0.57    $  0.54    $  0.55    $ (0.81)   $  0.45
  Discontinued Operations .................   $  0.26    $  0.26    $  0.20    $  0.18    $  0.15    $  0.32    $  0.17    $  0.15
                                              -------    -------    -------    -------    -------    -------    -------    -------
  Net Income ..............................   $  0.78    $  0.75    $  0.77    $  0.75    $  0.69    $  0.87    $ (0.64)   $  0.60
                                              =======    =======    =======    =======    =======    =======    =======    =======

(1) The historical amounts presented above have been restated to present the Company's Performance Materials and Engineered Industrial Products businesses as discontinued operations.

(2) Gross profit represents sales less cost of sales, which does not include merger-related and consolidation costs.

The first quarter of 2000 includes a $5.4 million pre-tax charge, of which $1.5 million represented non-cash charges for asset impairment. The charge related to personnel related costs and consolidation costs in connection with the Coltec merger and certain restructuring activities.

The second quarter of 2000 includes a $15.4 million pre-tax charge, of which $3.4 million represented non-cash charges for accelerated depreciation and asset impairment. The charge related to personnel related costs and consolidation costs in connection with the Coltec merger and certain restructuring activities.

The third quarter of 2000 includes a $8.3 million pre-tax charge, of which $6.4 million represented non-cash charges for accelerated depreciation. The charge related to personnel related costs and consolidation costs in connection with the Coltec merger and certain restructuring activities.

The fourth quarter of 2000 includes a $15.1 million pre-tax charge, of which $1.9 million represented non-cash charges for accelerated depreciation and asset impairment. The charge related to personnel related costs and consolidation costs in connection with the Coltec merger and certain restructuring activities. The fourth quarter also includes a $2.5 million pre-tax charge in other income (expense) related to a write-down of a business held for sale to its net realizable value.

The second quarter of 1999 includes a $10.1 million pre-tax charge related to certain executive severance payments and employee relocation costs related to the Coltec merger. The second quarter of 1999 also includes a $3.6 million pre-tax gain in other income (expense) from the sale of businesses.

The third quarter of 1999 includes a $191.2 million pre-tax charge, of which $6.6 million represented non-cash asset impairment charges. The charge related to personnel related costs, transaction costs and consolidation costs in connection with the Coltec merger and certain restructuring activities.

The fourth quarter of 1999 includes a $27.0 million pre-tax charge, of which $2.8 million represented non-cash asset impairment charges. The charge related to personnel related costs, transaction costs and consolidation costs in connection with the Coltec merger and certain restructuring activities.

SELECTED FINANCIAL DATA(1)

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                     2000          1999          1998         1997         1996(4)
-----------------------------------------------                  ---------     ---------     ---------     ---------     ---------
STATEMENT OF INCOME DATA:
Sales ......................................................     $ 3,700.5     $ 3,646.2     $ 3,510.3     $ 3,060.3     $ 2,487.5
Operating income ...........................................         489.7         274.1         440.6
Income from continuing operations ..........................         235.2          85.9         213.3          67.8           n/a
BALANCE SHEET DATA:
Total assets ...............................................     $ 5,138.9     $ 4,622.6     $ 4,415.8     $ 3,906.7     $ 3,750.6
Total debt .................................................       2,236.2       1,741.9       1,704.2       1,487.5       1,766.5
Mandatorily redeemable preferred securities of trust(5) ....         124.5         124.0         123.6
Total shareholders' equity .................................       1,228.5       1,295.6       1,238.9         992.2
OTHER FINANCIAL DATA:
Total segment operating income .............................     $   562.5     $   529.5     $   495.0
Total segment operating income, as adjusted(2) .............         593.6         561.7         505.5
Operating cash flow ........................................         168.2         210.5         341.7
Capital expenditures .......................................         133.8         144.7         163.0
Depreciation ...............................................         111.9          96.3          90.2
Dividends (common and preferred) ...........................         117.6          91.6          75.7
Distributions on preferred securities of trust(5) ..........          10.5          10.5          10.5
PER SHARE OF COMMON STOCK:
Income from continuing operations, diluted .................     $    2.16     $    0.76     $    1.87     $    0.61           n/a
Diluted EPS(2) .............................................          2.43          2.23          1.93
Dividends declared .........................................          1.10          1.10          1.10
Book value .................................................         12.00         11.74         11.28
RATIOS:
Segment operating income as a percent of sales (%)(2) ......          16.0          15.4          14.4
Effective income tax rate (%) ..............................          33.1          47.9          35.1
OTHER DATA:
Common shares outstanding at end of year (millions) ........         102.3         110.2         109.7
Number of employees at end of year(3) ......................        26,322        27,044        27,234

(1) Except as otherwise indicated, the historical amounts presented above have been restated to present the Company's Performance Materials and Engineered Industrial Products businesses as discontinued operations.

(2) Excludes special items which for 2000, 1999, and 1998 are described on page 9 herein.

(3) Includes employees of the Company's Performance Materials and Engineered Industrial Products segments.

(4) Substantial time, effort and expense was required to restate, review, reconcile, and audit our financial statements for the years ended 2000, 1999, 1998, 1997 and 1996. However, we believe it would require an unreasonable effort and expense to reliably determine the 1996 income from continuing operations due to the unavailability of certain data. As such, the income from continuing operations for 1996 has been excluded.

(5) Excludes the Coltec TIDES which are presented within discontinued operations.